The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-182134

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2012

PROSPECTUS SUPPLEMENT
(to Prospectus dated July 13, 2012)

The KEYW Holding Corporation

6,500,000 Shares of Common Stock

We are offering 6,500,000 shares of our common stock. Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “KEYW.” On September   , 2012, the last reported sale price of our common stock on the NASDAQ Global Select Market was $     per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-16 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to The KEYW Holding Corporation (Before Expenses)	$	$

Delivery of the shares of common stock is expected to be made on or about September     , 2012. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 975,000 shares of our common stock solely to cover overallotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $     and the total proceeds to us, before expenses, will be $     .

Sole Book-Running Manager

RBC Capital Markets

Co-Managers

Dominick & Dominick LLC	FBR	Noble Financial Capital Markets

Prospectus Supplement dated September    , 2012.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock being offered by us, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering of common stock. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that is important to you. Before investing in our common stock, you should read this prospectus supplement and the accompanying prospectus carefully in their entirety, including the information that we discuss under “Risk Factors,” in this prospectus supplement, in our Quarterly Reports on Form 10-Q, and in our Annual Report on Form 10-K, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information contained in any free writing prospectus that we have authorized for use in connection with this offering.

References to information labeled as “pro forma” or “on a pro forma basis,” when used to describe our financial results or operations, unless the context otherwise requires, refer to our financial results of operations, after giving pro forma effect to the transactions described under “— Summary Consolidated Financial Data and Unaudited Pro Forma Financial Information.”

Unless otherwise indicated, references in this prospectus supplement and the accompanying prospectus to “KEYW,” the “Company,” “we,” “our” and “us” refer to The KEYW Holding Corporation and its subsidiaries. References to “Predecessor” and “ICCI” refer to Integrated Computer Concepts, Incorporated, which is our predecessor for accounting purposes. We also refer to KEYW as “Successor” in this prospectus supplement and the accompanying prospectus.

ABOUT KEYW

General Overview

KEYW is a highly specialized provider of mission-critical cybersecurity, cyber superiority and geospatial intelligence solutions to U.S. Government defense, intelligence and national security agencies. Our core capabilities include solutions, services and products to support the collection, processing, analysis, and use of intelligence data and information in the domains of cyberspace and geospace. Our solutions are designed to respond to meet the critical needs for agile intelligence in the cyber age and to assist the U.S. government in national security priorities.

We provide a full range of engineering services as well as fully integrated platforms that support the entire intelligence process, including collection, processing, analysis and impact. Our platforms include a number of modified commercial turboprop aircraft for imagery and light detection and ranging, or LIDAR, collection, products that we manufacture, as well as hardware and software that we integrate using the engineering services of our highly skilled and security-cleared workforce.

KEYW solutions are focused on Intelligence Community customers including the National Security Agency (NSA), the National Reconnaissance Office (NRO), the National Geospatial Intelligence Agency (NGA), the Army Geospatial Center (AGC) and various other agencies within the Intelligence Community and Department of Defense (DoD). In addition, we provide our products and services to U.S. federal, state and local law enforcement agencies. Our innovative solutions, understanding of intelligence and national security missions, management’s long-standing and successful customer relationships and operational capabilities, and best-in-class employee base position us to continue our growth. We are highly focused on assisting our customers in achieving their mission of cyber superiority both defensively and offensively, within the entire domain of cyberspace, and doing so in time to observe, respond to, and, where possible, prevent threat events, actions and agents from inflicting harm. Additionally, over the past two years, we have expanded our solutions to encompass a broad spectrum of geospatial intelligence, or GEOINT, capabilities. We believe today’s complex, geographically distributed cyber threat environment is driving a convergence of cyber intelligence and geospatial intelligence.

Our primary areas of expertise include:

•	providing sophisticated engineering services and solutions that help our customers solve discreet and complex cybersecurity, cyber superiority, and geospatial and other intelligence challenges;
•	using multiple intelligence collection techniques to collect data and information in cyberspace, encompassing the entire electromagnetic spectrum;
•	processing data and information from cyberspace to make it accessible to a wide range of analytical needs and resources;
•	analyzing data and information that have been collected, processed, correlated, and made easily accessible to transform them into usable information for our customers;
•	providing specialized training, field support, and test and evaluation services;
•	development, integration, rapid deployment and sustainment of agile airborne intelligence, surveillance, and reconnaissance collection platforms to austere environments;
•	responding quickly and decisively to demanding and emergent customer requirements, with agile processes and methods that enable us to satisfy requirements that are constantly changing to meet an agile, aggressive and ever-changing threat environment.

More recently, we have been developing and are testing a cybersecurity solution platform for use with government, commercial and critical infrastructure customers. In July 2012, we announced the installation of our new cyber awareness and response platform, code named “Project G,” in its first operational network to address the growing threat to governmental agencies and commercial enterprises. We have begun a commercial testing program for Project G with a select group of early adopter customers. Project G is being developed to find, fix and finish malicious cyber threats within customers’ networks through the use of automated tools and continuous updates to cyber threat profiles and alert levels. Project G was derived from our work protecting Intelligence Community networks, and is intended to address new markets beyond the Intelligence Community, including government agencies, commercial and critical infrastructure customers. We expect to continue working with Project G early adopters through the end of 2012, with general release of the Project G platform in early 2013.

As of June 30, 2012, KEYW had 864 employees. 714 of our employees hold U.S. Government security clearances, 671 of which hold Top Secret or higher clearance.

We currently derive substantially all of our revenue from U.S. Government customers acting as both prime contractor and subcontractor on U.S. Government contracts. The majority of our contracts provide for a total contract period of five years, with an initial contract period of one year and the balance in one-year option periods. Historically, option exercise rates have been in excess of 95%.

As described below in “Recent Developments,” we recently entered into definitive agreements for the acquisitions of Poole & Associates Inc., or Poole, and Sensage, Inc., or Sensage. When consummated, we expect the acquisition of Poole to expand our footprint in our existing business with our primary customers, and the acquisition of Sensage to enhance our efforts on Project G.

In connection with the execution of the Poole stock purchase agreement and to ensure financing for the Poole acquisition, we obtained a commitment letter from Royal Bank of Canada (RBC) and RBC Capital Markets providing for committed senior secured financing of up to $225.0 million, which commitment would be reduced by the amount of proceeds received from this offering. The financings contemplated by the commitment letter would replace our existing senior credit facility, and are contingent upon the closing of the Poole acquisition.

Our Market Opportunity

Cyberspace

Our market opportunity is defined by the pervasive expanse of cyberspace and the urgent need for the United States to achieve cyber superiority and mastery over this domain. In a document entitled the National Military Strategy for Cyberspace Operations, the Department of Defense officially defined cyberspace as “a domain characterized by the use of electronics and the electromagnetic spectrum to store, modify, and exchange data via networked systems and associated physical infrastructures.”

The national security of the United States, our economic prosperity, and the daily functioning of our government are dependent on a dynamic public and private information infrastructure, which includes telecommunications, computer networks and systems, and the information residing within. In the past five years, the U.S. has seen a dramatic increase in malicious cyber activity targeting US computers and networks; almost two-thirds of US firms report that they have been the victim of cybersecurity incidents or information breaches, while the volume of malicious software, or malware, on American networks more than tripled from 2009. In addition, the emergence of foreign military capabilities in cyber space continues. This formalization of military cyber capabilities creates another tool that foreign leaders may use to undermine critical infrastructures that were previously assumed secure. In addition to its own capabilities, the Intelligence Community is cooperating with the private sector to ensure current understanding of the dynamic cyber environment. The Intelligence Community is integrating cybersecurity with counterintelligence and improving its ability to understand, detect, attribute, and counter the full range of threats.

The market opportunity for cyber superiority/cybersecurity has continued to evolve since Defense Secretary Gates directed the establishment of U.S. Cyber Command, a military command focused on cybersecurity, to be based at Fort Meade, MD, which also houses the National Security Agency. The Cyber Command supports three overlapping categories of cyber operations, protection of defense computer networks, coordination of all defense computer operations and provision of full-spectrum support for all military and counterterrorism missions.

These decisions put the National Security Agency and Cyber Command, both at Fort Meade, MD, and near our headquarters, at the center of U.S. strategy for cyber superiority and cybersecurity. Modern armed forces cannot conduct high-tempo, effective operations without reliable information and communication networks and assured access to cyberspace and geospatial intelligence. KEYW’s leadership and the strategic assembly of companies and capabilities involved with these customers and programs have been carefully developed as a continuing response to the ever growing threat the U.S. faces from potential cyber attacks. The DoD, will continue to work with domestic and international allies and partners and invest in advanced capabilities to defend its networks, operational capability, and resiliency in cyberspace and space.

An additional element of the strategy of the Director of National Intelligence (DNI), and an important element that helps define this market opportunity is the need for agility. Agility was identified by the DNI as one of the characteristics essential to the Intelligence Community’s effectiveness. The DNI defined an agile organization as “an enterprise with an adaptive, diverse, continually learning, and mission-driven intelligence workforce that embraces innovation and takes initiative.” In addition, the National Intelligence Strategy identified enhancing cybersecurity as one of six mission objectives that must be accomplished by the Intelligence Community. The DNI, in his Vision 2015 document put forward a strategy for transforming the focus and operation of the Intelligence Community into cyber age operations. The strategy challenged the Intelligence Community to adopt modern business practices that will make it more effective, efficient, nimble, and accountable.

For national security reasons, there is limited detailed information published on intelligence spending or the amount of intelligence spending dedicated for cyber warfare. The DNI disclosed that the 2011 National Intelligence Program Budget was $54.6 billion and the Military Intelligence Budget was $24 billion, for a combined Intelligence Budget of $78.6 billion. According to a recent study by Market Research Ltd, U.S. Federal Cybersecurity spending will reach a cumulative market value of $65.5 billion for the period 2013 – 2018, with this market growing steadily at an estimated annual growth rate of 6.2% over the next six years. Driving this growth is the continued sharp increase in cyber threats and increased reliance on the internet, networked systems, and connectivity as creating opportunities for cyber attackers to disrupt U.S. Government operations, as well as U.S. critical infrastructure.

As a result of these decisions and actions, our customers have clearly defined agility, cyber superiority, and cybersecurity as critical national security imperatives. We believe that we are strongly positioned based on our capabilities, competitive strengths, and strategy, to be a leader in this well funded and critical market.

Geospace

Since our initial public offering, we have significantly expanded our capabilities in geospatial intelligence. These capabilities are highly complementary to our cyber superiority capabilities. Geospatial intelligence tools and technologies for managing and correlating vast amounts of data, all within a common geo-reference model, are highly relevant and leverageable in cyberspace. In addition, the domains of cyberspace and geospace are rapidly converging within the intelligence and defense communities. Attribution and effective remediation of hostile actions in cyberspace frequently requires finding the perpetrators in geospace, and correlating other knowledge that is accessible using geospatial intelligence tools and data.

Cybersecurity Spending

According to a recent market research report by MarketsandMarkets, global cybersecurity spending in 2011 was $63.7 billion and is expected to grow to $120 billion by 2017, at an estimated annual growth rate of 11.3% through 2017.

Main drivers of the cybersecurity market are:

•	Large base of existing cyber threats in addition to increasing cyber threats from new actors and new threat vectors (the paths that attacks can take);
•	Regulatory environment increasingly requiring processes and procedures to ensure robust systems are in place to protect data;
•	Increased vulnerability to cyber threats due to increasing dependence on technology, in particular, mobile, cloud computing and web centric technologies; and
•	Adversaries focused on exploiting increased dependence on technology-driven infrastructure through cyber attacks.

This growth in the cybersecurity market is being driven by the increasing frequency and ferocity of cyber threats. According to former Deputy Security of Defense William Lynn, “The recent intrusions at the International Monetary Fund, the U.S. defense contractor Lockheed Martin, and at Citibank join those that occurred in the oil and gas sector, at NASDAQ, and at Google as further, troubling instances of a widespread and serious phenomenon. Even some companies employing sophisticated commercial defenses have fallen victim to intrusions that have compromised services and stolen intellectual property,” speaking at the 28th Annual International Workshop on Global Security in Paris. General Keith Alexander, Director of the National Security Agency and head of U.S. Cyber Command, stated in July 2012 at the American Enterprise Institute that cyber attacks are causing the “greatest transfer of wealth in history.” General Alexander cited a report from Symantec that concludes that the theft of intellectual property inflicts significant annual costs on American companies.

In a recent survey of 583 companies conducted by the Ponemon Institute, 90% of the respondents said that their organizations’ computers had been breached at least once by hackers over the past 12 months. The same report indicated that the financial loss for 41% of the respondents was $500,000 or more, with another 16% indicating that they were unable to determine the amount of the loss. In an analysis prepared by Mandiant, it was reported that only 6% of the companies breached had been able to identify the compromise themselves; 94% learned of the problem from third parties. Mandiant also reported that the median length of these compromises was 416 days. In management’s opinion, together these statistics are producing a demand for next generation solutions that are able to see anomalous, and potentially hostile activity within an enterprise's networks and respond decisively and in a timely manner to find, fix, and finish cyber threats before they produce material damage and loss to the finances, reputation, and trust of the enterprise.

Our Competitive Strengths

We believe the following competitive strengths will allow us to take advantage of the trends in our industry:

Cyber superiority, geospatial intelligence and intelligence focused.  We are a company that is focused on delivering cyber superiority, geospatial intelligence and intelligence support for our customers. We accomplish this by delivering a full range of cyber engineering services and solutions, geospatial intelligence services and solutions, and cyber intelligence products. Mastering cyberspace and thereby attaining cyber superiority is a core mission of the Intelligence Community. We are building a platform of capabilities, culture, and technologies that is tailored to meeting this mission. This focus gives our customers faster and more innovative solutions than those offered by our competitors.

Agile intelligence, cybersecurity and cyber age operations expertise.  We have significant experience in building signal and information processing solutions, cybersecurity, cyber superiority and geospatial intelligence solutions, using agile methodologies for the Intelligence Community to support mission critical activities and complex national security problems. Our team has established a strong reputation for responding quickly to customer requirements, and working as a partner with our customers to identify and define these requirements. The changes in the threat environment that have occurred since 2001 have put enormous pressure on the Intelligence Community to respond more quickly and in a more integrated way than ever before. We have a culture of innovation and agility that allows us to respond more quickly and with greater impact than large organizations.

Management’s Intelligence Community experience and relationships.  Our management has significant expertise in the Intelligence Community and a lengthy track record across all members of the Intelligence Community. Our insight into the Intelligence Community’s needs and our mission focus allow us to articulate and support our customers’ needs as they emerge, placing us at the forefront of solutions being offered. The senior members of our leadership and technology teams have a record of supporting the Intelligence Community’s programs for the past 20 – 30 years. Our long-term relationships establish the basis of trust required to understand and support mission-critical requirements. During this period, our executives have gained access to the highest levels of the Intelligence Community and provided thought leadership in the transformation of the intelligence process to respond to challenges of cyber age operations and a rapidly changing asymmetrical global threat environment.

History of successfully acquiring and integrating businesses.  KEYW began operations on August 4, 2008 led by the majority of the former leadership team of Essex Corporation, which was acquired by Northrop Grumman Corporation in January 2007. Under an agreement between KEYW and Northrop Grumman Corporation, KEYW acquired a core set of capabilities (including over 60 employees) and fixed assets from Northrop Grumman Corporation. Since our founding, we have assembled, through a series of highly selective strategic acquisitions, a single distinct platform that provides the high quality and complementary cybersecurity, cyber superiority and geospatial intelligence capabilities, solutions and products our customers require. Since inception, KEYW has completed 13 acquisitions.

Expansion into commercial sector provides new opportunity for growth.  In July 2012, we announced the installation of our new cyber awareness and response platform, code named “Project G,” in its first operational network to address the growing threat to commercial enterprises. We have begun a commercial testing program for Project G with a select group of early adopter customers. Project G is being developed to find, fix and finish malicious cyber threats within customers’ networks through the use of automated tools and continuous updates to cyber threat profiles and alert levels. Project G was derived from our work protecting Intelligence Community networks, and addresses new markets beyond the Intelligence Community, including military, other governmental agencies and critical infrastructure. We expect to continue working with Project G early adopters through the end of 2012, with general release of the Project G platform in early 2013.

Skilled employees with high-level security clearances.  As of June 30, 2012, 83% of our employees have U.S. Government security clearances, with 78% of our employees holding Top Secret or higher clearance. This concentration of highly-skilled and cleared personnel allows us to respond quickly to customer requirements and gives us on-going insight into our customers’ toughest national security problems. The requirement for these clearances and the time and process required to attain them are significant barriers to entering this market.

Intelligence Surveillance and Reconnaissance (ISR) sensor development, rapid deployment and sustainment of airborne collection platforms.  Leveraging our broad technical expertise, we match aircraft to mission requirements and modify these aircraft with integrated airborne sensor systems for onboard, geospatially referenced digital image collection and processing. Our integrated airborne collection solutions are complemented by complete flight services and ongoing sustainment and logistics support of the collection platforms. We rapidly deploy our tailored solutions in direct response to the defense community’s most urgent requirements for ISR imagery in support of tactical missions and rapid mapping of large areas in some of the world’s most challenging locations, thus placing us at the center of the trend towards actionable intelligence.

Our Strategy

Our objective is to continue to grow our business as a provider of advanced solutions, including services, products, and fully integrated platforms, to provide cyber and geospatial intelligence to U.S. Government customers and to leverage our capabilities and innovations in this field to government intelligence, defense, civilian customers and the commercial market. Key elements of our strategy to accomplish our continued growth objective include:

Leveraging our distinct culture, which we describe as “Agile DNA,” products and solutions to expand U.S. Government business.  We intend to leverage our high technology capabilities and services, products and solutions to further penetrate the intelligence and defense communities and to expand our participation in other cyber and geospatial intelligence growth areas of the U.S. Government in the homeland security and civilian sectors. We believe this will allow us to apply powerful cyber superiority solutions to the .gov community in a manner that is transparent and respectful of privacy in the civilian and commercial environments.

Pursuing strategic, capability-enhancing acquisitions.  We will continue to pursue selective strategic acquisitions that expand our cyber intelligence platform of capabilities and solutions. This will include companies that are leaders in supporting the U.S. intelligence and defense community, as well as technologies and solutions in cybersecurity and other areas of innovation that are critical to (1) the transformation of the Intelligence Community into cyber age operations and (2) improving the overall cybersecurity posture of the Intelligence Community and commercial critical infrastructure enterprises.

Fully integrating and accelerating our business development efforts.  As a company that is growing quickly through integrating multiple strategic acquisitions, we plan to capitalize and leverage investments that each of our platform companies have made in the business development function. We intend to capitalize on the collective capabilities, relationships and facilities of our acquisitions to expand the number and scope of our prime contracts, as well as increase the number of sole-source contracts where our agility and innovation can create new solutions to our customers’ toughest problems.

Building and leveraging our research and development efforts.  We intend to continue utilizing company and customer funded research and development to develop technologies, products and solutions that have significant potential for near-term, as well as long-term value in both the U.S. Government and commercial markets. We will continue to use intellectual property that we create internally or license from other companies in the areas of network traffic intelligence, cybersecurity, cyber intelligence and geospatial intelligence to build products and solutions to further penetrate the intelligence and defense market for cyber superiority.

Leverage Intelligence Community experience to address new growth markets.  We are applying knowledge and techniques that we have developed and used to protect some of the most sensitive IC networks to derive a new Cyber Awareness and Response Platform for the commercial market place, with an initial focus on U.S. critical infrastructure industries. By drawing on the excellent skills of our cyber experts, with years of experience in protecting the IC from continuous cyber attacks, we are deploying a platform capable of finding, fixing, and finishing even the most elusive and persistent cyber threats.

Recent Developments

Pending Poole Acquisition

On September 10, 2012, we entered into a definitive stock purchase agreement for the acquisition of Poole. The agreement provides for our purchase of all of the capital stock of Poole for consideration consisting of $116.0 million in cash and $10.0 million of our common stock. The consummation of the Poole acquisition is expected to close within the next 60 days, subject to customary closing conditions. Should we fail to close the acquisition, due to our failure to satisfy the funding condition or certain other closing conditions in the stock purchase agreement, we will owe Poole a break-up fee of $4.0 million.

The number of shares of our common stock to be issued as part of the consideration for the Poole acquisition will be based upon our common stock’s average closing market price over the 10 trading days ending three calendar days prior to the Poole acquisition’s closing date. The purchase price is subject to post-closing adjustments, including working capital and other adjustments, as of the closing date. The stock purchase agreement provides that the outside date for closing the acquisition is October 19, 2012, which is subject to extension by us to November 30, 2012 upon written notice and payment of a $4.0 million deposit into an escrow account.

Poole provides systems engineering, software development, program management, and technical support to our primary customer. When consummated, we expect the acquisition of Poole to expand our presence and work with our primary customer. Poole has one large full and open prime contract and three small business set-aside prime contracts, all with our primary customer. The three small business contracts are time and material contracts, and the large full and open prime contract is a cost plus award fee contract. The large full and open prime contract, which was awarded in March 2012, has one base year, plus four option years. The three small business contracts will not be terminated as a result of the acquisition, but will terminate in accordance with their terms. Poole also has multiple time and material subcontracts, all with our primary customer. As of June 30, 2012, Poole had 152 employees, with 124 having Top Secret or higher clearances. Poole is located in Annapolis Junction, MD.

Pending Sensage Acquisition

On September 13, 2012, we entered into a definitive merger agreement for the acquisition of Sensage. The agreement provides for the merger of Sensage into a wholly-owned acquisition subsidiary in exchange for consideration consisting of up to $18.0 million in cash and up to $16.5 million of our common stock. $7.5 million of the common stock and $3.0 million of the cash consideration is contingent upon Sensage meeting certain revenue targets for the second half of 2012. A portion of the cash consideration is expected to be financed using the existing senior credit facility. The closing of the Sensage acquisition is subject to, among other things, approval by each series of Sensage’s capital stock and by the holders of not less than 95% of the outstanding shares of Sensage’s capital stock on an as-converted basis, and is expected to occur in October 2012. The merger agreement provides that the outside date for closing the acquisition is October 15, 2012.

The number of shares of our common stock to be issued as part of the consideration for the Sensage acquisition will be based upon our common stock’s average closing market price over the 10 trading days ending three calendar days prior to the Sensage acquisition’s closing date. The purchase price is subject to post-closing adjustments, including working capital and other adjustments as of the closing date.

Sensage provides Security Information and Event Management (SIEM) and data warehousing software solutions to U.S. Government and domestic and international commercial customers. Sensage’s business model is to sell software licenses and recurring maintenance contracts to its customers. Sensage uses a small professional services staff, as well as outside consultants and partners, to manage the implementation and customization of their software. Sensage sells internationally primarily through channel partners, and in the United States through both channel partners and a direct sales force. When consummated, we expect the acquisition of Sensage to enhance our Project G capabilities and to add to our efforts to develop Project G. As of June 30, 2012, Sensage had 34 employees, the large majority of whom do not possess security clearances. Sensage is located in Redwood City, CA.

Senior Secured Financing Commitment Letter

In connection with the execution of the Poole stock purchase agreement and to ensure financing for the Poole acquisition, we obtained a commitment letter from RBC and RBC Capital Markets providing for committed senior secured financing of up to $225.0 million, which commitment would be reduced by the amount of proceeds received from this offering. The financings contemplated by the commitment letter would replace our existing senior credit facility, and are contingent, among other things, upon the closing of the Poole acquisition.

Corporate Information

We are a holding company and conduct our operations through The KEYW Corporation and its subsidiaries. We were incorporated in Maryland in December 2009. The KEYW Corporation was incorporated in Maryland in May 2008 and became our wholly-owned subsidiary in December 2009 as part of a corporate restructuring. We acquired our predecessor, Integrated Computer Concepts, Incorporated or ICCI, in September 2008.

The address of our principal executive office is 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076 and our general telephone number is (443) 733-1600. Our web site address is www.keywcorp.com. We make available free of charge on or through our Internet website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on, or accessed through, our web site is not part of this prospectus supplement or any other report we file with, or furnish to, the SEC.

THE OFFERING

Common stock we are offering
6,500,000 shares
Common stock outstanding after this offering(1)
32,069,243 shares
Overallotment option
We have granted the underwriters an option to purchase up to an additional 975,000 shares of our common stock (approximately 15% of the number of firm shares of common stock offered) to cover overallotments, if any. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use these net proceeds to fund a majority of the cash portion of the purchase price in the Poole acquisition. However, subject to the timing of the closing of the Poole acquisition, we may use the net proceeds of this offering to pay down indebtedness under our existing senior credit facility. In the event the Poole acquisition does not close and we have not previously utilized the net proceeds from this offering, we may use them for repayment of indebtedness, working capital, capital expenditures and other general corporate purposes, including potential acquisitions. See “Use of Proceeds.”
Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “KEYW.”
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.
(1)	The number of shares outstanding after this offering excludes:
•	2,634,811 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2012 at a weighted average exercise price of $8.80 per share;
•	4,576,735 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2012, at a weighted average exercise price of $4.99 per share;
•	703,655 shares of common stock available for grant under our 2009 Stock Incentive Plan as of June 30, 2012;
•	$10.0 million of common stock issuable as part of the consideration for the Poole acquisition; and
•	up to $16.5 million of common stock as part of the consideration for the Sensage acquisition.

Unless otherwise noted, all information in this prospectus supplement:

•	assumes the application of the net proceeds of this offering in the manner described in “Use of Proceeds”; and
•	assumes that the underwriters do not exercise their overallotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

You should read the information set forth below in conjunction with the section titled “Use of Proceeds” included in this prospectus supplement, “Management's Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited financial statements and related notes and other financial information incorporated by reference into this prospectus supplement, and the audited and unaudited financial statements and related notes of Poole and Sensage included in this prospectus supplement. Our historical results are not necessarily indicative of our results for any future period.

The following tables set forth our summary statement of operations data, balance sheet data and other data for the periods indicated. The summary statement of operations data and other data for the six months ended June 30, 2012 and 2011 and the summary balance sheet data as of June 30, 2012 have been derived from our unaudited financial statements incorporated by reference into this prospectus supplement, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information. The summary statement of operations data and other data for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited financial statements incorporated by reference into this prospectus supplement. The foregoing summary statement of operations data gives effect to various acquisitions from the date of acquisition.

The following tables also set forth: (1) summary statement of operations data for Poole for the six months ended June 30, 2012, and the year ended March 31, 2012, (2) summary statement of operations data for Sensage for the six months ended June 30, 2012, and the year ended December 31, 2011 and (3) the summary balance sheet data for each of Poole and Sensage as of June 30, 2012. We entered into a definitive stock purchase agreement for the acquisition of Poole on September 10, 2012, and a definitive merger agreement for the acquisition of Sensage on September 13, 2012. The summary statement of operations data for Poole and Sensage presented in the tables below have been derived, respectively, from Poole’s and Sensage’s audited and unaudited financial statements and related notes included in this prospectus supplement.

The unaudited pro forma statement of operations data for the six months ended June 30, 2012, and the year ended December 31, 2011, in the tables below has been prepared to give pro forma effect to the acquisitions of Poole, Sensage and, for the year ended December 31, 2011, other acquisitions during 2011. The unaudited pro forma statement of operations gives effect to these transactions as if they had occurred at the beginning of the period presented. This data is subject, and gives effect, to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial information below. The unaudited pro forma data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisitions been consummated on the dates indicated.

Summary Statement of Operations Data

	Year ended December 31,			Six months ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(In thousands, except per share data)
Revenue	$39,037	$107,988	$190,587	$86,559	111,931
Gross Profit	11,119	31,544	56,637	25,277	37,862
Net Operating Income (Loss)	(2,309)	(2,160)	1,828	414	1,623
Net Income (Loss)	(2,113)	10,906	535	112	493
Earnings (Loss) per Share of Common Stock-basic	(0.18)	0.62	0.02	0.00	0.02
Earnings (Loss) per Share of Common Stock-diluted	(0.18)	0.51	0.02	0.00	0.02
Adjusted EBITDA	2,579	9,031	20,569	7,183	14,822

Pro Forma Statement of Operations Data

Year ended December 31, 2011(2)	KEYW (audited)	Poole (audited)	Sensage (audited)	2011 Acquisitions(1) (unaudited)	Pro Forma Adjustments (unaudited)		Pro Forma Combined (unaudited)
	(in thousands, except per share data)
Revenue	190,587	40,587	11,858	24,566	—		267,598
Cost of Revenues(3)	133,950	29,337	2,490	12,234	2,678	(4)	180,689
Gross Profit	56,637	11,250	9,368	12,332	(2,678)		86,909
Operating Expenses	41,399	9,064	9,639	8,579	(2,678	)(4)	66,003
Intangible Amortization	13,410	—	—	—	14,815	(5)	28,225
Operating Income (Loss)	1,828	2,186	(271)	3,753	(14,815)		(7,319)
Non-Operating Expense	1,075		419	251	9,100	(6)	10,845
Income (Loss) Before Taxes	753	2,186	(690)	3,502	(23,915)		(18,164)
Tax Expense	218	866	2	2,257	(9,566)		(6,223)
Net Income (Loss)	535	1,320	(692)	1,245	(14,349)		(11,941)
Basic Earnings (Loss) Per Share	0.02	n/a	n/a		n/a		(0.43)
Fully Diluted Earnings (Loss) Per Share	0.02	n/a	n/a		n/a		n/a
Weighted Average Common Shares Outstanding
Basic	25,991,914	n/a	n/a		1,718,817	(7)	27,710,731
Diluted	28,903,869	n/a	n/a		1,718,817		27,710,731

(1)	For a description of these acquisitions, see Note 2 to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Poole financials are for the year ended March 31, 2012.
(3)	Cost of revenues excludes intangible amortization expense as shown separately below.
(4)	Adjustment to Poole's cost of revenue and operating expense to include fringe benefit expense associated with direct labor in cost of revenue versus operating expense.
(5)	Intangible amortization that would have been recorded if the acquisitions of JKA Technologies, Inc. (JKA), Forbes Analytic Software, Inc. (FASI), Flight Landata, Inc. (FLD), Poole, and Sensage had been completed on January 1, 2011.
(6)	Estimated interest expense for the acquisitions of JKA, FASI, FLD, Poole, and Sensage if they had been completed on January 1, 2011.
(7)	Includes the shares issued for the acquisitions of JKA and FASI, and the estimated number of shares to be issued for the acquisitions of Poole, and Sensage as if they had been acquired as of January 1, 2011. This amount was adjusted for the shares outstanding that are already included in the KEYW average shares calculation. $7.5 million in stock consideration potentially issuable in connection with the Sensage acquisition was excluded because it is based on an earn out which Sensage may or may not achieve. The actual number of shares issued for the acquisitions of the Poole and Sensage will depend upon factors including future prices of our common stock.

Six months ended June 30, 2012	KEYW (unaudited)	Poole (unaudited)	Sensage (unaudited)	Pro Forma Adjustments (unaudited)		Pro Forma Combined (unaudited)
	(in thousands, except per share data)
Revenue	111,931	24,272	4,369	—		140,572
Cost of Revenues(1)	74,069	17,840	1,413	1,530	(2)	94,852
Gross Profit	37,862	6,432	2,956	(1,530)		45,720
Operating Expenses	26,501	5,441	4,398	(1,530	)(2)	34,810
Intangible Amortization	9,738		—	4,500	(3)	14,238
Operating Income (Loss)	1,623	991	(1,442)	(4,500)		(3,328)
Non-Operating Expense	864		204	4,550	(4)	5,618
Income (Loss) Before Taxes	759	991	(1,647)	(9,050)		(8,947)
Tax Expense	266	411	2	(3,620)		(2,941)
Net Income (Loss)	493	580	(1,648)	(5,430)		(6,005)
Basic Earnings (Loss) Per Share	0.02	n/a	n/a	n/a		(0.22)
Fully Diluted Earnings (Loss) Per Share	0.02	n/a	n/a	n/a		n/a
Weighted Average Common Shares Outstanding
Basic	25,679,720	n/a	n/a	1,583,333	(5)	27,263,053
Diluted	28,085,331	n/a	n/a	1,583,333		27,263,053

(1)	Cost of revenues excludes intangible amortization expense as shown separately below.
(2)	Adjustment to Poole's cost of revenue and operating expense to include fringe benefit expense associated with direct labor in cost of revenue versus operating expense.
(3)	Intangible amortization that would have been recorded if the acquisitions of Poole and Sensage had been completed on January 1, 2012.
(4)	Estimated interest expense for the acquisitions of Poole and Sensage if they had been completed on January 1, 2012.
(5)	Includes the estimated number of shares to be issued for the acquisitions of Poole and Sensage as if they had been acquired as of January 1, 2012. This amount was adjusted for the shares outstanding that are already included in the KEYW average shares calculation. $7.5 million in stock consideration potentially issuable in connection with the Sensage acquisition was excluded because it is based on an earn out which Sensage may or may not achieve. The actual number of shares issued for the acquisitions of Poole and Sensage will depend upon factors including future prices of our common stock.

Pro Forma Balance Sheet

As of June 30, 2012	KEYW (audited)	Poole (audited)	Sensage (audited)	Pro Forma Adjustments (unaudited)		Pro Forma Combined (unaudited)
Assets
Current Assets
Cash and Cash Equivalents	234	185	2,549			2,968
Receivables	51,196	6,620	2,658			60,474
Inventories, Net	8,676					8,676
Prepaid Expenses	2,973	32	205			3,210
Income Tax Receivable	27					27
Deferred Tax Asset, Current	1,193	75				1,268
Total current assets	64,299	6,912	5,412	0		76,623
Property and Equipment, Net	14,759	834	95			15,688
Goodwill	164,466			109,414	(1)	273,880
Other Intangibles, Net	29,264			37,000	(1)	66,264
Deferred Tax Asset	2,348					2,348
Other Assets	212	35	165			412
Total Assets	275,348	7,781	5,672	146,414		435,215
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	4,706	1,870	1,266			7,842
Accrued Expenses	4,611	1,407				6,018
Accrued Salaries & Wages	12,640	684				13,324
Revolver	52,200			131,000	(1)	183,200
Income Tax Payable		401				401
Current Portion of Notes Payable			1,300	(1,300	)(2)	0
Current Maturities of Long-Term Debt			921	(921	)(2)	0
Deferred Income Taxes	1,591					1,591
Deferred Revenue			4,083			4,083
Total Current Liabilities	75,748	4,362	7,570	128,779		216,459
Long-Term Liabilities
Non-Current Deferred Tax Liability	15,977	156				16,133
Other Non-Current Liabilities	3,851					3,851
Long-Term Debt, Net of Current Maturities			956	(956	)(2)	0
Total Liabilities	95,576	4,518	8,526	127,823		236,443
Commitments and Contingencies
Stockholders' Equity
Acquiree's Equity		3,263	(2,854)	(409	)(3)(4)	0
Common Stock	26			1	(1)	27
Additional Paid-In Capital	171,991			18,999	(1)	190,990
Retained Earnings (Accumulated Deficit)	7,755					7,755
Total Stockholders’ Equity (Deficit)	179,772	3,263	(2,854)	18,591		198,772
Total Liabilities and Stockholders’ Equity	275,348	7,781	5,672	146,414		435,215

(1)	These amounts represent the recording of the purchase price for both Poole and Sensage.
(2)	This represents the elimination of the outstanding debt as Sensage will be acquired debt free.
(3)	This amount represents the elimination of the existing equity of the acquired companies against goodwill.
(4)	Excludes KEYW shares that could be earned by Sensage as a result of achieving certain performance targets.

Summary Balance Sheet Data

	As of June 30, 2012
	Actual	As Adjusted(1)
	(Unaudited and in thousands)
Cash and Cash Equivalents	$234
Working Capital (Deficit)	(11,450)
Total Assets	275,348
Long-Term Obligations	19,828	19,828
Total Stockholders’ Equity	179,772

(1)	Gives effect to the issuance and sale of 6,500,000 shares of common stock in this offering and our receipt of the estimated net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but does not give effect to the Poole acquisition or Sensage acquisition.

Adjusted EBITDA Reconciliation

	Year ended			Six months ended June 30
	Year ended Dec. 31, 2009	Year ended Dec. 31, 2010	Year ended Dec. 31, 2011	2011	2012
				(Unaudited)
	(In thousands, except per share data)
Net Income (Loss)	$(2,113)	$10,906	$535	$112	$493
Depreciation	310	760	2,082	$527	$2,059
Intangible Amortization	2,055	6,440	13,410	$4,533	$9,738
Stock Compensation Amortization	560	1,920	2,829	$1,498	$1,346
Interest Expense (Income)	(118)	1,661	907	$721	$873
Tax Expense (Benefit)	(979)	7,814	218	$74	$266
Warrant Expense	690	—	—	$—	$—
Initial Public Offering and Acquisition Costs	73	2,080	588	$218	$47
Other Non-Recurring Items	2,100	(22,550)	—	$—	$—
Adjusted EBITDA	2,578	9,031	20,569	$7,183	$14,822

Adjusted EBITDA is a financial measure that is not calculated in accordance with US GAAP. The table above provides a reconciliation of this non-US GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with US GAAP. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with US GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•	we have various non-recurring transactions and expenses that directly impact our net income. Adjusted EBITDA is intended to approximate the net cash provided by operations by adjusting for non-recurring, non-operational items; and
•	securities analysts use adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies and we anticipate that our investor and analyst presentations after we are public will include adjusted EBITDA.

Our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;

•	to determine a significant portion of management’s incentive compensation;
•	for planning purposes, including the preparation of our annual operating budget; and
•	to evaluate the effectiveness of our business strategies.

Although adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under US GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect interest expense or interest income;
•	adjusted EBITDA does not reflect cash requirements for income taxes;
•	adjusted EBITDA does not include non-cash expenses related to stock compensation;
•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and
•	other companies in our industry may calculate adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the following risks as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our financial statements and the related notes in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC, and any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business

We currently rely on sales to the U.S. Government for substantially all of our revenue. If our relationships with U.S. Government agencies were harmed, our business, future revenue and growth prospects would be adversely affected.

We derive substantially all of our revenue from our U.S. Government customers. For the six months ended June 30, 2012 and the fiscal years ended December 31, 2011, 2010 and 2009, we generated 98%, 97%, 95% and 100%, respectively, of our total revenue from contracts with the U.S. Government, either as a prime contractor or a subcontractor. We expect that U.S. Government contracts will continue to be the primary source of our revenue for the foreseeable future. Our reputation and relationship with the U.S. Government, and in particular with the agencies of the U.S. Intelligence Community, and the DoD are key factors in maintaining and growing our revenue. For example, for the six months ended June 30, 2012 and the fiscal year ended December 31, 2011, on accounting principles generally accepted in the United States of America, or US GAAP, basis, approximately 41% and 51%, respectively, of our revenue was derived from contracts with the NSA, approximately 28% and 18%, respectively, of our revenue was derived from contracts with the DoD, approximately 29% and 28%, respectively, of revenue was derived from other major intelligence agencies and other intelligence, defense, homeland security and law enforcement organizations, and approximately 2% and 3%, respectively, was derived from commercial customers. Our business, prospects, financial condition and/or operating results would be materially harmed if:

•	we were to lose, or there were to occur a significant reduction in, U.S. Government funding of one or more programs for which we are the prime contractor or in which we participate;
•	we were suspended or debarred from contracting with the U.S. Government; or
•	our reputation, relationships, or the reputations or relationships of our senior managers with U.S. Government agencies with which we currently do business or seek to do business is impaired.

A decline in U.S. Government spending and mission priorities may adversely affect our future revenue and limit our growth prospects.

Continued U.S. Government expenditures on intelligence, defense and other programs for which we provide support are critically important for our business. While spending authorizations for intelligence and defense-related programs by the U.S. Government have increased in recent years due to greater homeland security and foreign military commitments, these spending levels may not be sustainable and could significantly decline. Future levels of expenditures, authorizations, and appropriations for programs we support may decrease or shift to programs in areas where we do not currently provide services, or contract opportunities may be in-sourced to be performed by U.S. Government employees. Changes in spending authorizations, appropriations, and budgetary priorities could also occur due to a shift in the number, and intensity, of potential and ongoing conflicts, including the current conflicts in Iraq and Afghanistan, the rapid growth of the federal budget deficit, increasing political pressure to reduce overall levels of U.S. Government spending, shifts in spending priorities from intelligence and defense-related programs as a result of competing demands for federal funds, or other factors. Our business prospects, financial condition or operating results could be materially harmed among other causes by the following:

•	budgetary constraints affecting U.S. government spending generally, or specific departments or agencies in particular, and changes in available funding;
•	changes in U.S. government programs or requirements; and
•	U.S. government shutdown (such as that which occurred during fiscal year 1996) and other potential delays in the appropriations process.

These or other factors could cause U.S. Government agencies and departments to reduce their purchases under contracts, exercise their right to terminate contracts, or not exercise options to renew contracts, any of which could cause us to lose revenue. A significant decline in overall U.S. Government spending, or a shift in expenditures away from agencies or programs that we support, could cause a material decline in our revenue.

We depend on U.S. Government contract awards that are only partially funded and which depend upon annual budget appropriations. A delay in the completion of the U.S. Government’s budget process could delay procurement of the services and solutions we provide and have an adverse effect on our future revenue.

Budget decisions made by the U.S. Government are outside of our control and have significant consequences for our business. Funding for U.S. Government contract awards is subject to congressional appropriations. Although multi-year awards may be planned or authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, awards often initially receive only partial funding, and additional funds are committed only incrementally, as Congress makes further appropriations. In some circumstances, we may elect to continue working on a contract that is awaiting additional incremental funding, because we expect the funding to be forthcoming soon, but this may place us at risk of not being paid if additional funding is not subsequently added to the contract. The termination of funding for any of our U.S. Government prime contracts or subcontracts could result in a loss of anticipated future revenue attributable to that program and a reduction in our cash flows and could have an adverse impact on our operating results.

In years when the U.S. Government does not complete its budget process before the end of its fiscal year on September 30, U.S. Government operations are typically funded pursuant to a “continuing resolution” that authorizes agencies of the U.S. Government to continue to operate, but does not authorize new spending initiatives. When the U.S. Government operates under a continuing resolution, delays can occur in the procurement of the services and solutions that we provide. When supplemental budgets are required to operate the U.S. Government and passage of legislation needed to approve any supplemental budget is delayed, the overall funding environment for our business could be adversely affected.

Budget issues have been magnified by the 2011 Budget Control Act which requires that approximately $110 billion be automatically cut from the fiscal year 2013 defense and non-defense agency funding levels on January 2, 2013. If automatic spending cuts are applied to any of our current or future contracts or programs, our business could be adversely affected.

The U.S. Government may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may be unable to sustain our revenue growth and may suffer a decline in revenue.

Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. These programs are normally funded on an incremental basis. Under our contracts, the U.S. Government generally has the right not to exercise options to extend or expand our contracts and may modify, curtail or terminate the contracts and subcontracts at its convenience.

If the U.S. Government terminates a contract for convenience, we may recover only our reasonably incurred or committed and allowable costs, settlement expenses and profit on work completed prior to the termination. We cannot recover anticipated future profits on terminated work. If the U.S. Government terminates a contract for default, we may not recover each of those types of costs, and instead may be liable for excess costs incurred by the U.S. Government in procuring undelivered items and services from another source.

Any decision by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts would adversely affect our revenue and revenue growth.

We may not realize as revenue the full amounts reflected in our backlog, which could adversely affect our future revenue and growth prospects.

As of June 30, 2012, our total backlog was $344 million, which included $175 million in unfunded backlog. The U.S. Government’s ability not to exercise contract options or to modify, curtail or terminate our major programs or contracts makes the calculation of backlog subject to numerous uncertainties. Due to the uncertain nature of our contracts with the U.S. Government, we may never realize revenue from some of the engagements that are included in our backlog. Our unfunded backlog, in particular, contains amounts that we may never realize as revenue because the maximum contract value specified under a U.S. Government contract or task order awarded to us is not necessarily indicative of the revenue that we will realize under that contract. If we fail to realize as revenue amounts included in our backlog, our future revenue and growth prospects may be adversely affected.

If we fail to comply with complex procurement laws and regulations, we could lose business and be liable for various penalties or sanctions.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts. These laws and regulations affect how we conduct business with our federal government customers. In complying with these laws and regulations, we may incur significant costs, and the U.S. Government may impose additional fines and penalties, including contractual damages, in the event of our non-compliance. Among the more significant laws and regulations affecting our business are the following:

•	the Federal Acquisition Regulation, which comprehensively regulates the formation, administration and performance of federal government contracts;
•	the Truth in Negotiations Act, which, when applicable, requires disclosure of cost or pricing data in connection with certain government contracts and certification that the data are current, accurate, and complete as of the date of final price agreement;
•	the Cost Accounting Standards and Cost Principles, which govern the allowability, allocability, and measurement of costs under certain government contracts; and
•	laws, regulations and executive orders restricting the use and dissemination of classified information and, under U.S. export control laws, the export of certain products, services, and technical data.

Our contracting agency customers periodically review our performance under and compliance with the terms of our federal government contracts. If we fail to comply with these laws and regulations or if a federal government review or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including:

•	termination of contracts;
•	forfeiture of profits;
•	cost associated with triggering of price reduction clauses;
•	suspension of payments;
•	fines; and
•	suspension or debarment from doing business with the U.S. Government.

Additionally, the False Claims Act provides for potentially substantial civil and criminal penalties where, for example, a contractor presents a false or fraudulent claim to the U.S. Government for payment or approval. Actions under the False Claims Act may be brought by the U.S. Government or by other persons on behalf of the U.S. Government (who may then share a portion of any recovery).

Because substantially all of our revenue is dependent on our selection, performance and payment under our U.S. Government contracts, the loss of one or more large contracts or any suspension or debarment from doing business with U.S. Government agencies would result in a loss of anticipated future revenue from U.S. Government contracts and a reduction in cash flows and would have a material adverse effect on our operating results.

U.S. Government contracts contain other provisions that may be unfavorable to contractors.

Beyond the right to terminate a contract for convenience or decline to exercise an option to renew, U.S. Government contracts contain provisions and are subject to laws and regulations that give the U.S. Government rights and remedies not typically found in commercial contracts. These provisions, laws and regulations permit the U.S. Government to do (among other things) the following:

•	reduce or modify contracts or subcontracts;
•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;
•	claim certain rights (including, under certain circumstances, certain intellectual property rights) in products and systems produced by us; and
•	suspend or debar us from doing business with the U.S. Government.

If the U.S. Government exercises its rights under any of these provisions, our ability to operate or our competitive advantage could be hindered, and our revenue and net income could decline and our operating results could be materially adversely affected.

Further, U.S. Government contracts and certain laws and regulations, including without limitation, the International Traffic in Arms regulations and laws and contract restrictions relating to classified information, contain provisions that may restrict our ability to provide our products and services to third parties. These restrictions may prevent us from leveraging our products, services, intellectual property, know-how or other revenue-generating aspects of our business or our acquisitions to the fullest extent in the commercial sector.

The U.S. Government may revise its procurement or other practices in a manner adverse to us.

The U.S. Government may revise its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to General Services Administration (GSA) contracts, or other government-wide acquisition contracts (GWACs), or adopt new standards for contract awards intended to achieve certain social or other policy objectives. In addition, the U.S. Government may face restrictions from new legislation or regulations, as well as pressure from U.S. Government employees and their unions, on the nature and amount of services the U.S. Government may obtain from private contractors. These changes could impair our ability to obtain new contracts or to continue to retain contracts under which we currently perform when and if those contracts are put up for renewed competitive bidding. Any new contracting methods could be costly or administratively difficult for us to implement, and, as a result, could harm our operating results.

Audits by U.S. Government agencies could result in unfavorable audit results that could subject us to a variety of penalties and sanctions, and could harm our reputation and relationships with our customers.

U.S. Government agencies, including the Defense Contract Audit Agency (DCAA) and others, routinely audit and review contractors’ performance on contracts, cost structure, pricing practices and compliance with applicable laws, regulations and standards. They also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s accounting, billing, cost, purchasing, property, estimating, compensation, management information system and other systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. Adverse findings in a DCAA audit could materially affect our competitive position and result in a substantial adjustment to our revenue and net income.

If a U.S. Government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of net income, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies. In addition, we could suffer serious harm to our reputation and competitive position if allegations of impropriety were made against us, whether true or not. If our reputation or relationship with U.S. Government agencies were impaired, or if the U.S. Government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and net income would decline and our operating results could be materially adversely affected.

A significant portion of our revenue and net income is derived from a few key contracts. The loss of any one or more of these contracts could cause a material decline in our operating results.

For the six months ended June 30, 2012, and the year ended December 31, 2011, our 10 largest contracts accounted for a total of $46.0 million and $50.5 million, respectively, or 41.1% and 26.5% of our total revenue, respectively. Although we have been successful in continuing work on most of our large contracts in the past, there is no assurance that we will be able to do so in the future. The revenue stream from one or more of these contracts could end for a number of reasons, including the completion of the customer’s requirements, the completion or early termination of our current contract, the consolidation of our work into another contract where we are not a contractor under that contract, or the loss of a competitive bid for the follow-on work related to our current contract. If any of these events were to occur, we could experience an unexpected, significant reduction in revenue and net income.

We derive significant revenue from contracts awarded through a competitive bidding process involving substantial costs and risks. Due to this competitive pressure, we may be unable to sustain our revenue growth and profitability.

We expect a significant portion of the business that we will seek in the foreseeable future will be awarded through competitive bidding. The competitive bidding process involves substantial costs and a number of risks, including the significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us and our failure to accurately estimate the resources and costs that will be required to fulfill any contract we win. In addition, following a contract award, we may encounter significant expense, delay or contract modifications as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding. In addition, multiple-award contracts require that we make sustained post-award efforts to obtain task orders under the contract. We may not be able to obtain task orders or recognize revenue under these multi-award contracts. Our failure to compete effectively in this procurement environment would adversely affect our revenue and/or profitability.

Our overseas operations involve considerable risks and hazards. An accident or incident involving our employees or third parties could harm our reputation, affect our ability to compete for business, and if not adequately insured or indemnified, could adversely affect our results of operations and financial condition.

We are exposed to liabilities that arise from some of the services we provide. Such liabilities may relate to an accident or incident involving our employees or third parties, particularly where we are deployed on-site at active military installations in locations experiencing political or civil unrest, or they may relate to an accident or incident involving aircraft or other equipment we have serviced or used in the course of our business. Any of these types of accidents or incidents could involve significant potential claims of injured or deceased employees and other third parties and claims relating to loss or of damage to government or third-party property.

We maintain insurance policies that mitigate risk and potential liabilities related to our operations. Our insurance coverage may not be adequate to cover those claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. Substantial claims in excess of our related insurance coverage could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Furthermore, any accident or incident for which we are liable, even if fully insured, may result in negative publicity which could adversely affect our reputation among our customers, including our U.S. Government customers, and the public, which could result in the loss of existing and future contracts or make it more difficult to compete effectively for future contracts. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

We face intense competition from many competitors that, among other things, have greater resources than we do.

We operate in highly competitive markets and generally encounter intense competition to win contracts and task orders. We compete with many other firms, ranging from small, specialized firms to mid-tier technology firms and large, diversified firms, many of which have substantially greater financial, management and marketing resources than we do. Significant competitors include divisions of large defense contractors such as Lockheed Martin Corporation, The Boeing Company and Northrop Grumman Corporation. We also face competition from a number of large, well-established U.S. Government contractors such as SAIC, Inc., CACI International Inc. and others. Our competitors may be able to provide our customers with different or greater capabilities or benefits than we can in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of qualified professional personnel. Our failure to compete effectively because of any of these or other factors could cause our revenue and operating profits to decline. In addition, our competitors also have established or may establish relationships among themselves or with third parties to increase their ability to address our customers’ needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge that would compete with us more effectively than they do currently.

Our earnings and profitability may vary based on the mix of our contracts and may be adversely affected by our failure to accurately estimate and manage costs, time and resources.

We generate revenue under various types of contracts, which include time and materials (T&M), fixed-price-level-of-effort, firm-fixed-price (FFP), and cost reimbursement contracts. For the year ended December 31, 2011, we derived revenue from such contracts on an actual basis, and on a pro forma basis, as if all companies acquired in 2011 and Poole and Sensage had been acquired as of January 1, 2011, as follows:

	Year ended December 31, 2011(1)
Contract Type	Actual		Pro Forma (Unaudited)
	(in millions)	(percentage)	(in millions)	(percentage)
Time & Materials	$106.1	55.7%	$152.5	57.0%
Fixed-Price-Level-of-Effort	$25.2	13.2%	$26.4	9.9%
Firm-Fixed-Price	$44.5	23.3%	$73.2	27.3%
Cost Reimbursement	$14.8	7.8%	$15.5	5.8%

(1)	Data included for the Poole acquisition is for the year ended March 31, 2012.

For the six months ended June 30, 2012, we derived revenue from such contracts on an actual basis, and on a pro forma basis, as if Poole and Sensage had been acquired as of January 1, 2012, as follows:

	Six months ended June 30, 2012
Contract Type	Actual		Pro Forma (Unaudited)
	(in millions)	(percentage)	(in millions)	(percentage)
Time & Materials	$58.5	52.3%	$80.6	57.3%
Fixed-Price-Level-of-Effort	$13.9	12.4%	$14.4	10.2%
Firm-Fixed-Price	$29.9	26.7%	$34.1	24.3%
Cost Reimbursement	$9.6	8.6%	$11.5	8.2%

Our earnings and profitability may vary materially depending on changes in the proportionate amount of revenue derived from each type of contract, the nature of services or products provided, as well as the achievement of performance objectives and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined. Cost reimbursement and T&M contracts generally have lower profitability than FFP contracts. Our operating results in any period may be affected, positively or negatively, by variable purchasing patterns by our customers of our more profitable border, port and mobile security products.

To varying degrees, there is a risk that we could underestimate the costs and resources necessary to fulfill each of our contract types. While FFP contracts allow us to benefit from cost savings, these contracts also increase our exposure to the risk of cost overruns. When making proposals on these types of contracts, we rely heavily on our estimates of costs and timing for completing the associated projects, as well as on assumptions regarding technical issues. In each case, our failure to accurately estimate costs or the resources and technology needed to perform our contracts or to effectively manage and control our costs during the performance of our work could result, and in some instances has resulted, in reduced profits or in losses. More generally, any increased or unexpected costs or unanticipated delays in connection with the performance of our contracts, including costs and delays caused by contractual disputes or other factors outside of our control, could make our contracts less profitable or unprofitable.

We have a limited operating history, which may not provide an adequate basis for projection of our future prospects and results of operations.

Our limited operating history and method of initial growth may not provide a meaningful basis on which to evaluate our business. Since our founding in 2008, we have undertaken multiple acquisitions that have provided the basis of our business and revenue. Although our revenues have grown significantly since our formation, we have only recently become profitable and we may not be able to maintain our profitability and may incur net losses in the future. The lack of long term historical financial results as an operating entity may make it difficult to project our revenues and profitability. Further, we are subject to the risks inherent in the ownership and operation of a company with a limited operating history, such as setbacks and delays in integration of acquired companies, fluctuations in expenses, and competition from competitors that have a more extensive operating history and track record. Any failure to address these risks could seriously harm our business and prospects. We will continue to encounter risks and challenges frequently experienced by companies at a similar stage of development, including:

•	the ability to implement our business strategies and to adapt and modify them as needed;
•	our efforts to develop and protect our reputation and customer loyalty within the sectors in which we compete for contracts;
•	the management of our acquired subsidiaries and integrated operations, including the integration of any future acquisitions;
•	maintaining adequate control of our expenses; and
•	anticipating and adapting to future U.S. Government proposals and the impact of any changes in U.S. Government regulation.

Acquisitions have formed a significant part of our growth strategy in the past and we expect to continue this strategy in the future. If we are unable to identify suitable acquisition candidates, integrate the businesses we acquire or realize the intended benefits, this aspect of our growth strategy may not succeed. Acquisitions involve numerous risks, including risks related to integration and undisclosed or underestimated liabilities.

Historically, part of our growth strategy has relied on acquisitions. We expect to derive a portion of our growth by acquiring businesses and integrating those businesses into our existing operations. We intend to seek acquisition opportunities both to expand into new markets and to enhance our position in our existing markets. However, our ability to do so will depend on a number of steps, including our ability to:

•	identify suitable acquisition candidates;
•	negotiate appropriate acquisition terms;
•	obtain debt or equity financing that we may need to complete proposed acquisitions;
•	complete the proposed acquisitions; and
•	integrate the acquired business into our existing operations.

If we fail to achieve any of these steps, our growth strategy may not be successful.

In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations accounting systems, technologies, services and products of the acquired company, the potential loss of key employees of the acquired company and the diversion of our management’s attention from other business concerns. This is the case particularly in the fiscal quarters immediately following the completion of an acquisition to the extent the operations of the acquired business are integrated into the acquiring businesses’ operations during this period. We cannot be sure that we will accurately anticipate all of the changing demands that any future acquisition may impose on our management, our operational and management information systems, and our financial systems.

We may underestimate or fail to discover liabilities relating to a future acquisition during the due diligence investigation and we, as the successor owner, might be responsible for any such liabilities. Although we seek to minimize the impact of underestimated or potential undiscovered liabilities by structuring acquisitions to minimize liabilities and obtaining indemnities and warranties from the selling party, these methods may not fully protect us from the impact of undiscovered liabilities. Indemnities or warranties are often limited in scope, amount or duration, and may not fully cover the liabilities for which they were intended. The liabilities that are not covered by the limited indemnities or warranties could have a material adverse effect on our business and financial condition. In addition, acquisitions can raise potential Organizational Conflict of Interest (OCI) issues that can impact the nature and timing of the acquisition or the acquiring entity’s ability to compete for future contracts where the acquired entity may have been involved. Indeed, we may fail to identify or properly avoid or mitigate OCI issues, resulting in our disqualification from Government procurements.

Failure to complete our pending acquisitions of Poole and Sensage, or once completed, failure to successfully integrate such businesses, could adversely impact our stock price and future business and operations.

In September 2012, we entered into definitive agreements for the acquisitions of Poole and Sensage, respectively, each of which are subject to customary closing conditions, including the truth at closing of the representations and warranties made in the agreements, the absence of certain material litigation and material adverse effects with respect to the target company and the transaction, and other customary conditions. Failure to close the Poole acquisition due to our failure to satisfy the funding condition or certain other closing conditions in the stock purchase agreement would result in our paying a $4.0 million break-up fee to Poole. Moreover, the Sensage acquisition is subject to the approval of each class of Sensage’s capital stock and by the holders of not less than 95% of the outstanding shares of Sensage’s capital stock on an as-converted basis, the entry into an employment agreement with Sensage’s President and CEO. There is no guarantee that we will receive the required approvals from the Sensage equity holders, or that the other closing conditions to the Sensage and/or Poole acquisitions will be fulfilled. If one or more of these acquisitions is not completed, we may incur acquisition-related expenses without realizing the expected benefits, and the price of our common stock may decline to the extent that the current market price reflects an assumption that the acquisitions will be completed.

If the Sensage and Poole acquisitions are completed, the integration of these businesses into our operations may be a complex and time-consuming process that may not be successful. Even if we successfully integrate these businesses into our operations, there can be no assurance that we will realize the anticipated benefits. If we consummate these acquisitions, we expect to have consolidated indebtedness that will be greater than our indebtedness prior to the acquisitions. The increased indebtedness may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing borrowing costs. The failure to successfully acquire and/or integrate one or more Poole and Sensage could adversely impact our stock price and future business and operations.

We have a substantial investment in recorded goodwill as a result of our acquisitions, and changes in future business conditions could cause these investments to become impaired, requiring substantial write-downs that could reduce our net income or increase our net loss.

As of June 30, 2012, goodwill accounted for $164.5 million, or 59.8% of our recorded total assets on an actual basis. We review our goodwill for impairment annually and when events or changes in circumstances indicate the carrying value may not be recoverable. We evaluate our goodwill at the reporting unit level. The annual impairment test is based on several factors requiring judgment. Principally, a decrease in expected cash flows or changes in market conditions may indicate potential impairment of recorded goodwill. If goodwill became impaired, we could record a significant charge to earnings in our financial statements during the period in which impairment of our goodwill is determined, which could significantly reduce or eliminate our net income.

We may require additional capital to finance our growth. If the terms on which the additional capital is available are unsatisfactory, if the additional capital is not available at all or we are not able to fully access our existing credit facility or, if applicable, our anticipated new senior secured credit facility, we may not be able to pursue our growth strategy.

Our growth strategy may require additional capital investment to complete acquisitions, integrate any completed acquisitions into our existing operations, and to expand into new markets.

To the extent that we do not generate sufficient cash internally to provide the capital we require to fund our growth strategy and future operations, we will require additional debt or equity financing. We cannot be sure that this additional financing will be available or, if available, will be on terms acceptable to us. Further, high volatility in the equity markets may make it difficult for us to access the equity markets for additional capital at attractive prices, if at all. If we are unable to obtain sufficient additional capital in the future, it will limit our ability to implement our business strategy. Continued issues resulting from the current global financial crisis and economic downturn involving liquidity and capital adequacy affecting lenders could affect our ability to fully access our existing credit facilities. In addition, even if future debt financing is available, it may result in (1) increased interest expense, (2) increased term loan payments, (3) increased leverage, and (4) decreased income available to fund further acquisitions and expansion. It may also limit our ability to withstand competitive pressures and make us more vulnerable to economic downturns. If future equity financing is available, it may dilute the equity interests of our existing stockholders.

If we are unable to manage our growth, our business could be adversely affected.

Achieving our plans for growth will place significant demands on our management, as well as on our administrative, operational, and financial resources. For us to successfully manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising the quality of our services and products, our business, prospects, financial condition or operating results could be adversely affected.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

We believe that our future performance depends on the continued services and continuing contributions of our senior management to execute our business plan, and to identify and pursue new opportunities successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with federal government personnel contribute to our ability to maintain strong customer relationships. Therefore, the loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives.

Our failure to attract, train and retain skilled employees with (or who can obtain) appropriate security clearances would adversely affect our ability to execute our strategy.

Our business involves the development of tailored solutions for our customers, a process that relies heavily upon the expertise and services of our employees. Our continued success depends on our ability to recruit and retain sufficient numbers of highly qualified individuals who have advanced engineering and information technology skills, specialized knowledge of customer missions and appropriate security clearances, and who work well with our U.S. Government customers. Due to our growth and increased competition for experienced personnel, particularly in highly specialized areas, it has become more difficult for us to meet our needs for these employees in a timely manner and this may affect our growth in the current fiscal year and in future years. Although we intend to continue to devote significant resources to recruit, train and retain qualified employees, we may not be able to attract and retain these employees. Any failure to do so could impair our ability to perform our contractual obligations efficiently and timely meet our customers’ needs and win new business, which could adversely affect our future results. Our overall employee attrition rates for the six months ended June 30, 2012, and for the fiscal year ended December 31, 2011, on an actual basis, were 7.6% and 18.7%, respectively.

In addition, the relationships and reputation that many members of our senior management team have established and maintain with U.S. Government personnel contribute to our ability to maintain good customer relationships and to identify new business opportunities. The loss of key personnel may impair our ability to obtain new U.S. Government awards or adequately perform under our current U.S. Government contracts. We also rely on the skills and expertise of our senior technical development personnel, the loss of any of whom could prevent us from completing current development projects and restrict new development projects. We currently do not maintain “key person” insurance on any of our executives or key employees.

Our business depends upon obtaining and maintaining required security clearances.

Many of our federal government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with Department of Defense and Intelligence Community requirements. Obtaining and maintaining security clearances for employees involves lengthy processes, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us and we are unable to find replacements with equivalent security clearances, we may be unable to perform our obligations to customers whose work requires cleared employees, or such customers could terminate their contracts or decide not to renew them upon their expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are not able to obtain or retain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, maintain existing contracts or effectively re-bid on expiring contracts.

Employee misconduct, including security breaches, could cause us to lose customers or our ability to contract with the U.S. Government.

Misconduct, fraud or other improper activities by our employees could have a significant adverse impact on our business and reputation, particularly because we are a U.S. Government contractor. Such misconduct could include the failure to comply with U.S. Government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in U.S. Government contracts, and any other applicable laws or regulations. Employee or former employee misconduct involving data security lapses or breaches of confidentiality resulting in the compromise of our or our customer’s sensitive or classified information could result in remediation costs, in regulatory sanctions against us and in serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees could subject us to fines and penalties, loss of security clearances and suspension or debarment from contracting with the U.S. Government, any of which would adversely affect our business and reputation.

Our quarterly operating results are likely to vary significantly and be unpredictable, which could cause the trading price of our stock to decline.

Our operating results have historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control, including:

•	the level of demand for our products and services;
•	the budgeting cycles and purchasing practices of our customers;
•	acquisitions of other businesses;

•	failure to accurately estimate or control costs under FFP contracts;
•	commencement, completion or termination of projects during any particular quarter; and
•	changes in senior U.S. Government officials that affect the timing of technology procurement.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly operating results. This variability and unpredictability could result in our failing to meet our revenue or operating results expectations or those of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially.

Our existing senior credit facility contains, and we expect our anticipated new senior secured credit facility to contain, financial and operating covenants that limit our operations and could lead to adverse consequences if we fail to comply.

Our existing senior credit facility contains financial and operating covenants that, among other things, require us to maintain or satisfy specified financial ratios (including debt to adjusted “EBITDA”, or “earnings before interest, taxes, depreciation, amortization, stock compensation and acquisition costs” ratios and fixed charge coverage ratios as further described under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facility” in our Annual Report on Form 10-K which is incorporated by reference into this prospectus supplement), which limit our ability to incur indebtedness, pay dividends or engage in certain significant business transactions, and require us to comply with a number of other affirmative and negative operating covenants. Failure to meet these financial and operating covenants could result from, among other things, changes in our results of operations, our incurrence of debt or changes in general economic conditions. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders, which could harm our business and operations. In addition, our existing senior credit facility contains several other material covenants, including a lien against our assets (including receivables), limitations on additional debt, limitations on permitted acquisitions, restrictions on the payment of dividends, and restrictions on the sale, lease, or disposal of any substantial part of our assets, other than, in certain cases, in the normal course of business. We expect that the anticipated new senior secured credit facility we enter into in connection with the closing of the Poole acquisition to contain similar kinds of financial and operating covenants as those contained in our existing senior credit facility.

We have only a limited ability to protect and enforce our intellectual property rights, which we consider important to our success. Failure to adequately protect or enforce our intellectual property rights could adversely affect our competitive position and cause us to incur significant expense.

We believe that our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. We rely principally on trade secrets to protect much of our intellectual property where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect and to enforce against third parties. Although we believe that we have adopted reasonable practices to ensure that our employees are subject to appropriate confidentiality obligations and to ensure that we obtain appropriate ownership rights in intellectual property developed by our employees (or by the employees of companies that we have acquired), our practices in this regard may be insufficient, which could result in the misappropriation or disclosure of our confidential information or disputes regarding (or the loss of rights to) certain of our intellectual property. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position. The protections that we receive for our trade secrets and other intellectual property rights may not be sufficient to prevent our competitors from copying, infringing, or misappropriating our products and services. Similarly, there is no guarantee that when we do apply for intellectual property protection the applications will result in registrations sufficient to protect our rights. In addition, we cannot be certain that others will not independently develop, design around or otherwise acquire equivalent or superior technology or intellectual property rights.

From time to time, we may seek to enforce our intellectual property rights against third parties. The fact that we have intellectual property rights may not guarantee success in our attempts to enforce these rights against third parties. If we are unable to prevent third parties from infringing or misappropriating our trade secrets or other intellectual property rights, our competitive position could be adversely affected. Our ability and potential success in enforcing our rights is also subject to general litigation risks, as well as uncertainty as to the enforceability of our intellectual property rights. When we seek to enforce our rights, we may be subject to claims that our intellectual property rights are invalid, otherwise unenforceable, or are licensed to the party against whom we are asserting the claim. In addition, our assertions of intellectual property rights may result in the other party seeking to assert various claims against us, including its own alleged intellectual property rights, claims of unfair competition, or others. In the course of conducting our business, we may also inadvertently infringe the intellectual property rights of others, resulting in claims against us or our customers. Our contracts generally indemnify our customers for third-party claims for intellectual property infringement by the services and products we provide. The expense of defending these claims may adversely affect our financial results.

Our acquisitions frequently include the hiring of employees from the acquired entity. These employees may be subject to confidentiality provisions that are not related to the acquisition and may have been exposed to third party confidential information and intellectual property that we do not have the rights to use. During the course of their employment in our business, there is always a risk that employees may breach confidentiality obligations or infringe third party intellectual property rights based on their prior employment, which could adversely affect our business.

In addition, we conduct research and development under projects with the U.S. Government. In general, our rights to technologies we develop under those projects are subject to the U.S. Government’s non-exclusive, non-royalty bearing, world-wide license to use those technologies. Under certain circumstances, the U.S. Government could also claim rights in our intellectual property that could make it difficult to prevent disclosure to, licensing to, or use by third parties, which could adversely affect our competitive position and business.

We may become involved in intellectual property disputes, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

We, or our customers, may be a party to litigation in the future to protect our intellectual property or be required to respond to allegations that we infringe on others’ intellectual property. If any parties assert that our products infringe upon their proprietary rights, we would be forced to defend ourselves, and possibly our customers, against the alleged infringement, or to negotiate and possibly enter into settlement agreements that could adversely affect our intellectual property rights or the operation of our business. If we are unsuccessful in any intellectual property litigation or enter into any dispute-related settlement, we could be subject to significant liability and loss of our proprietary rights. Intellectual property litigation, regardless of its success, would likely be time consuming and expensive to resolve and would divert management’s time and attention. In addition, we could be forced to do one or more of the following:

•	stop selling, incorporating or using our products that include the challenged intellectual property;
•	obtain from the owner of any infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or may require us to extend a cross-license to rights under our intellectual property;
•	pay substantial damages; and/or
•	re-design those products that use the technology.

If we are forced to take any of these actions, our business could be harmed.

We rely on the availability of third-party licenses.

Certain of our products include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these products or to seek new licenses for existing or new products. There can be no assurance that the necessary licenses would be available on equivalent terms to those currently available, on other terms acceptable to us, or at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our products and may have a material adverse effect on our business, operating results, and financial condition. Moreover, the inclusion in our products of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our products from those of our competitors.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects.

We design, develop and manufacture technologically advanced and innovative products and services applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and patent rights, labor, learning curve assumptions or materials and components could prevent us from achieving contractual requirements.

In addition, our products cannot be tested and proven in all situations and are otherwise subject to unforeseen problems. Examples of unforeseen problems that could negatively affect revenue and profitability include premature failure of products that cannot be accessed for repair or replacement, problems with quality, country of origin, delivery of subcontractor components or services and unplanned degradation of product performance. Among the factors that may affect revenue and profits could be unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, loss of follow-on work, and, in the case of certain contracts, repayment to the U.S. Government customer of contract cost and fee payments we previously received.

Business disruptions could reduce our expected revenue, increase our expenses, and damage our reputation.

We rely to a large extent upon sophisticated technology systems and infrastructure. We take reasonable steps to protect them, including the implementation and use of certain security precautions. However they are potentially vulnerable to breakdown, malicious intrusion, natural disaster, and random attack. A disruption to our systems or infrastructure could damage our reputation and cause us to lose customers and revenue. This could require us to expend significant efforts and resources or incur significant expense to eliminate these problems and address related security concerns.

In addition, as a defense contractor, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information; threats to the safety of our directors, officers, and employees; threats to the security of our facilities and infrastructure; and threats from terrorist acts. Although we utilize various procedures and controls to monitor and mitigate these threats, there can be no assurance that these procedures and controls will be sufficient to prevent security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information or capabilities, harm to personnel or infrastructure, or damage to our reputation, and could have a material adverse effect on our financial position, results of operations, or cash flows.

Risks Relating to Our Business

If our new products, including Project G, do not achieve sufficient market acceptance, our financial results and competitive position may suffer.

We spend substantial amounts of time and money to research and develop new products and enhanced versions of our existing products to incorporate additional features, improve functionality or incorporate other enhancements in order to meet our customers’ rapidly evolving demands. When we develop a new product or an enhanced version of an existing product, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, when we develop and introduce new or enhanced products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market.

Our new products or enhancements could fail to attain sufficient market acceptance for many reasons, including:

•	failure to predict market demand accurately in terms of functionality and to supply products that meet demand in a timely fashion;
•	defects, errors or failures;
•	negative publicity about their performance or effectiveness;
•	delays in releasing our new products or enhancements to the market;
•	introduction or anticipated introduction of competing products by our competitors; and
•	poor business conditions for our end-customers, causing them to delay purchases.

Implementation of Project G, in particular, is in its early stages and it is difficult to predict customer adoption, customer demand, the size and growth rate of this market, and the entry of competitive products.

If our new products or enhancements (particularly Project G) do not achieve adequate acceptance in the market, our competitive position may be impaired, and our financial results may suffer. The adverse effect on our financial results will be directly related to the significant research, development, marketing, sales and other expenses we will have incurred in connection with the new products or enhancements.

Our current research and development efforts may not produce successful products or features that result in significant revenue in the near future, if at all.

Developing our products and related enhancements is expensive. For the six months ended June 30, 2012, our research and development costs totaled $2.5 million, a 192% increase over our total research and development costs for the six months ended June 30, 2011. Our investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. Additionally, we may not receive significant revenue from these investments in the near future, if at all, or these investments may not yield expected benefits, either of which could adversely affect our business and operating results. Nevertheless, we believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. As a result, our future plans include significant investments in research and development and related product opportunities. In particular, the Company has incurred significant research and development costs in connection with Project G, which largely accounts for the increase described above. If Project G does not garner widespread market adoption and implementation, our financial results and competitive position could suffer.

If we do not accurately predict, prepare for, and respond promptly to the rapidly evolving technological and market developments and changing end-customer needs in the cybersecurity market, our competitive position and prospects will be harmed.

The cybersecurity market is expected to continue to evolve rapidly. Many of our end-customers operate in markets characterized by rapidly changing technologies and business needs, incorporating a variety of hardware, software applications, operating systems, and networking protocols. However, some of our new products and enhancements may require us to develop new architectures that involve complex, expensive, and time consuming research and development processes. The technology in our products is especially complex because it needs to effectively identify and respond to new and increasingly sophisticated methods of attack, and quickly respond to and eliminate negative impacts on network performance. As a result, although the market expects rapid introduction of new products or product enhancements to respond to new threats, the development of these products is difficult and the timetable for commercial release and availability is uncertain as there can be long time periods between releases and availability of new products. We may experience unanticipated delays in the availability of new products and fail to meet customer expectations for such availability. If we do not quickly respond to the rapidly changing and rigorous needs of our end-customers by developing, releasing, and making available on a timely basis new products or enhancements that can respond adequately to new security threats, our competitive position and business prospects will be harmed.

Additionally, the process of developing new technology is complex and uncertain, and if we fail to accurately predict end-customers’ changing needs and emerging technological trends, our business could be harmed. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products, or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

If functionality similar to that offered by our products is incorporated into existing network infrastructure products, organizations may decide against adding our products to their systems, which would have an adverse effect on our business.

Large, well-established providers of networking equipment offer, and may continue to introduce, network security features that compete with our products, either in stand-alone security products or as additional features in their network infrastructure products. The inclusion of, or the announcement of an intent to include, functionality perceived to be similar to that offered by our security solutions in networking products that are already generally accepted as necessary components of network architecture may have an adverse effect on our ability to market and sell our products. Furthermore, even if the functionality offered by network infrastructure providers is more limited than our products, a significant number of end-customers may elect to accept such limited functionality in lieu of adding platforms from an additional vendor such as us. Many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with other providers of networking products, which may make them reluctant to add new components to their networks, particularly from other vendors such as us. In addition, an organization’s existing vendors or new vendors with a broad product offering may be able to offer concessions that we are not able to match because we currently offer only network security products and have fewer resources than many of our competitors. If organizations are reluctant to add additional network infrastructure from new vendors or otherwise decide to work with their existing vendors, our ability to increase our market share and improve our financial condition and operating results will be adversely affected.

If our products do not interoperate with our end-customers’ infrastructure, sales of our products could be negatively affected, which would harm our business.

Our products must interoperate with our end-customers’ existing infrastructure, which often have different specifications, utilize multiple protocol standards, deploy products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. Any delays in identifying the sources of problems or in providing necessary modifications to our software or hardware could have a negative impact on our reputation and our end-customers’ satisfaction with our products, and our ability to sell products could be adversely affected. In addition, U.S. Government and other end-customers may require our products to comply with certain security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from selling our products to such end-customers, or at a competitive disadvantage, which would harm our business, operating results, and financial condition.

Defects, errors, or vulnerabilities in our products or the failure of our products to block a virus or prevent a security breach could harm our reputation and adversely impact our results of operations.

Our products may experience technical failures and downtime, we may fail to distribute appropriate updates, or we may fail to meet the increased requirements of a growing end-customer base, any of which could temporarily or permanently expose our end-customers’ networks, leaving their networks unprotected against the latest security threats. Because our products are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by our end-customers. Additionally, defects may cause our products to be vulnerable to security attacks, cause them to fail to help secure networks or temporarily interrupt end-customers’ networking traffic. Moreover, because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect our end-customers’ networks. Furthermore, our products could be targeted by attacks specifically designed to disrupt our business and harm our reputation.

Any defects, errors or vulnerabilities in our products could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;
•	loss of existing or potential customers;
•	delayed or lost revenue;
•	delay or failure to attain market acceptance; and
•	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation.

False detection of applications, viruses, spyware, vulnerability exploits, data patterns or URL categories could adversely affect our business.

Our classifications of application type, virus, spyware, vulnerability exploits, data or URL categories may falsely detect applications, content or threats that do not actually exist. This risk is heightened by the inclusion of a “heuristics” feature in our products, which attempts to identify applications and other threats not based on any known signatures but based on characteristics or anomalies which indicate that a particular item may be a threat. These false positives, while typical in our industry, may impair the perceived reliability of our products and may therefore adversely impact market acceptance of our products. If our products restrict important files or applications based on falsely identifying them as malware or some other item that should be restricted, this could adversely affect end-customers’ systems and cause material system failures. Any such false identification of important files or applications could result in damage to our reputation, negative publicity, loss of end-customers and sales, increased costs to remedy any problem, and costly litigation.

Risks Relating to Our Common Stock

The price of our common stock may be subject to wide fluctuations.

Prior to our initial public offering in October 2010, there was not a public market for our common stock. The market price of our common stock is subject to significant fluctuations. Among the factors that could affect our common stock price are the risks described in this “Risk Factors” section and other factors, including:

•	quarterly variations in our operating results compared to market expectations;
•	changes in expectations as to our future financial performance, including financial estimates or reports by securities analysts;
•	changes in market valuations of similar companies;
•	liquidity and activity in the market for our common stock;
•	actual or expected sales of our common stock by our stockholders, including any of our significant stockholders;
•	strategic moves by us or our competitors, such as acquisitions or restructurings;
•	general market conditions;
•	future sales of our common stock; and
•	domestic and international economic, legal and regulatory factors unrelated to our performance.

As a result of the existence of one or more of these factors, the price of our common stock may be subject to wide fluctuations.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $     in the net tangible book value per

share from the price you paid, based on the assumed public offering price. The exercise of outstanding stock options and warrants will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

If the Poole acquisition does not close, our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

If the Poole acquisition does not close, our management will have broad discretion over the use of our net proceeds from this offering. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. Specifically, if the Poole acquisition does not close, we expect to use the balance of the net proceeds for working capital, capital expenditures and other general corporate purposes, including repayment of indebtedness and investments in, or acquisitions of, businesses, services or technologies that management deems to likely be complementary or synergistic. We might not be able to yield a significant return, if any, on any investment of these net proceeds.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If we do not maintain adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Provisions in our organizational documents and in Maryland law may inhibit potential acquisition bids that our stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors and management. These provisions include the following:

•	Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to issue up to 5 million shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption as determined by our board of directors. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price; and
•	Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change-of-control or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. These provisions include the advance notice requirements for stockholder proposals and director nominations.

In addition, Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to:

•	accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation;
•	authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan;

•	make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act; or
•	act or fail to act solely because of the effect that the act or failure to act might have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Any one or more of these provisions, singularly or together, may have an anti-takeover effect that discourages potential acquisition bids that our stockholders may consider favorable.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal control over financial reporting and requires independent registered public accountants to report on the effectiveness of these controls. Any delays or difficulty in satisfying these requirements could adversely affect our future results of operations and our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework and to report on our conclusions as to the effectiveness of our internal controls. It also requires independent registered public accountants to test our internal control over financial reporting and report on the effectiveness of such controls. In addition, we are required under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, to maintain disclosure controls and procedures and internal control over financial reporting.

We may, in the future, discover areas of our internal controls that need improvement, particularly with respect to businesses that we may acquire. If so, we cannot be certain that any remedial measures we take will ensure that we have adequate internal controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal control over financial reporting in future periods, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with Section 404 could potentially subject us to sanctions or investigations by the SEC, the NASDAQ Global Select Market or other regulatory authorities.

Operational risks such as material weaknesses and other deficiencies in internal control over financial reporting could result in errors, potentially requiring restatements of our historical financial data, leading investors to lose confidence in our reported results.

There are a number of factors that may impede our efforts to establish and maintain effective internal controls and a sound accounting infrastructure, including our recent history of acquisitions (including acquisitions of companies audited by auditors other than our own), our own change of auditors, our rapid pace of growth, and general uncertainty regarding the operating effectiveness and sustainability of controls. Controls and procedures, no matter how well designed and operated, provide only reasonable assurance that material errors in our financial statements will be prevented or detected on a timely basis. Any failure to establish and maintain effective internal controls over financial reporting increases the risk of material error and/or delay in our financial reporting. Depending on the nature of a failure and any required remediation, ineffective controls could have a material adverse effect on our business and potentially result in restatements of our historical financial results. Financial restatements or other issues arising from ineffective controls could also cause investors to lose confidence in our reported financial information, which would have an adverse effect on the trading price of our securities. Delays in meeting our financial reporting obligations could affect our ability to maintain the listing of our securities. Although we seek to reduce these risks though active efforts relating to properly documented processes, adequate systems, risk culture, compliance with regulations, corporate governance and other factors supporting internal controls, such procedures may not be effective in limiting each of the operational risks.

NOTE ON FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, activity levels, performance or achievements to be materially different from any future results, activity levels, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “could”, “expect”, “estimate”, “may”, “potential”, “will”, and “would”, or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. There may be events in the future that we are not able to predict or control accurately, and numerous factors may cause events, our results of operations, financial performance, achievements, or industry performance, to differ materially from those reflected in the forward-looking statements. The factors listed in the section captioned “Risk Factors,” in this prospectus supplement, as well as any cautionary language in the other reports we file under the Securities Exchange Act of 1934, as amended, provide examples of such risks, uncertainties, and events.

You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. Subsequent events and developments may cause our views to change. While we may elect to update the forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

USE OF PROCEEDS

We estimate that we will receive $     million in net proceeds from our sale of 6,500,000 shares of our common stock sold by us in the offering (or approximately 7,475,000 shares if the underwriters exercise their overallotment option in full). Our estimated net proceeds from the offering represent the amount we expect to receive after the underwriting discount and our payment of the other expenses of the offering payable by us.

We intend to use these net proceeds to fund a majority of the cash portion of the purchase price in the Poole acquisition; however, subject to the timing of the closing of the Poole acquisition, we may use the net proceeds of this offering to pay down indebtedness under our existing senior credit facility. Indebtedness under our existing senior secured facility bears interest at a rates ranging from 2.49% to 4.5% and matures on February 28, 2014. In the event the Poole acquisition does not close and we have not previously utilized the net proceeds from this offering, we may use them for repayment of indebtedness, working capital, capital expenditures and other general corporate purposes, including potential acquisitions.

DILUTION

Our net tangible book value as of June 30, 2012 was approximately $(13,958) million, or $(0.55) per share. Net tangible book value per share is determined by dividing the book value of our total tangible assets, less the book value of total liabilities, by the number of shares of our common stock outstanding as of June 30, 2012. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 6,500,000 shares of our common stock in this offering at the public offering price of $      per share, the closing price of our common stock on September   , 2012, as reported on the NASDAQ Global Select Market, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2012 would have been approximately $      million, or $      per share. This represents an immediate increase in net tangible book value of $      per share to existing stockholders and immediate dilution in net tangible book value of $      per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Net tangible book value per share as of June 30, 2012	$(0.55)
Increase per share attributable to new investors
As adjusted net tangible book value per share as of June 30, 2012 after this offering
Dilution in net tangible book value per share to new investors		$

If the underwriters exercise in full their option to purchase an additional 975,000 shares of common stock at the assumed public offering price of $      per share, the as adjusted net tangible book value after this offering would be $      per share, representing an increase in net tangible book value of $      per share to existing stockholders and immediate dilution in net tangible book value of $      per share to new investors purchasing our common stock in this offering.

The above discussion and table are based on 25,569,243 shares outstanding as of June 30, 2012, and exclude as of such date:

•	2,634,811 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2012, at a weighted average exercise price of $8.80;
•	4,576,735 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2012, at a weighted average exercise price of $4.99;
•	703,655 shares of common stock available for grant under our 2009 Stock Incentive Plan as of June 30, 2012;
•	$10.0 million of common stock issuable as part of the consideration for the Poole acquisition; and
•	up to $16.5 million of common stock as part of the consideration for the Sensage acquisition.

To the extent that outstanding options or warrants are exercised, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

RBC Capital Markets, LLC is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of shares of common stock shown opposite its name below:

Underwriter	Shares of Common Stock
RBC Capital Markets, LLC
Dominick & Dominick LLC
FBR Capital Markets & Co.
Noble Financial Capital Markets
Total	6,500,000

The underwriting agreement provides that the underwriters’ obligations to purchase our shares of common stock are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the shares if any are purchased, other than those shares covered by the overallotment option described below.

Commission and Discounts

The representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price presented on the cover page of this prospectus supplement, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $     per share. After the offering, the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions payable by us are estimated to be $400,000.

Listing and Transfer Agent

Our common stock is listed on the NASDAQ Global Select Market under the symbol “KEYW.” Our registrar and transfer agent for all shares of common stock is Registrar and Transfer Company.

Lockup Agreements

We and each of our executive officers and directors, subject to certain exceptions (including issuances by us to employees of Poole and Sensage, as may be applicable, and issuances by us of common stock as consideration for the acquisitions of Poole and Sensage in amounts not to exceed those described under “Recent Developments”) have agreed with RBC Capital Markets, LLC not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of RBC Capital Markets, LLC. The 90-day “lock-up” period during which such persons are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for shares of common stock is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless RBC Capital Markets, LLC waives, in writing, such an extension.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of an additional 975,000 shares of our common stock from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total amount set forth on the cover page of this prospectus supplement.

Price Stabilization, Short Positions and Penalty Bids

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. A stabilizing bid is a bid for the purchase of shares of our common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A syndicate covering transaction is the bid for or the purchase of shares of our common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if shares of our common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Affiliations

Royal Bank of Canada, the parent of RBC Capital Markets, LLC, is expected to be a lender under the anticipated new senior secured credit facility, with respect to which we entered into a commitment letter with Royal Bank of Canada and RBC Capital Markets, LLC on September 10, 2012, to provide up to $225.0 million in secured financing, which commitment would be reduced by the amount of proceeds received from this offering.

A managing director of one of our underwriters, Dominick & Dominick LLC, is a beneficial owner of our common stock. Michael E. Marrus holds 92,500 shares of common stock and warrants to purchase an additional 46,250 shares of common stock that are presently exercisable.

The underwriters or their affiliates from time to time may in the future provide investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The underwriters and their affiliates, as applicable, will receive customary compensation in connection with such services. In the course of their businesses, the underwriters and their affiliates may actively trade our securities for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the stock in circumstances in which Section 21(1) of the FSMA does not apply to us, and
(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the stock in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the shares of common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) they have not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or
(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Stock to the public” in relation to any common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

Holland & Knight LLP, Tysons Corner, Virginia, will pass upon the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Certain legal matters relating to the offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The audited consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting of The KEYW Holding Corporation incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The audited financial statements of Poole & Associates Inc. included in this prospectus supplement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The audited consolidated financial statements of Sensage, Inc. included in this prospectus supplement have been so included in reliance upon the report of WuHoover & Co. LLP, independent public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference our documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items), after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 15, 2012);
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 (filed on May 1, 2012) and June 30, 2012 (filed on August 1, 2012);
•	Current Report on Form 8-K/A dated January 16, 2012 (filed on January 17, 2012), and Current Reports on Form 8-K dated March 22, 2012 (filed on March 22, 2012), dated July 3, 2012 (filed on July 3, 2012), dated August 15, 2012 (filed on August 15, 2012), dated September 10, 2012 (filed on September 12, 2012), and dated September 17, 2012 (filed on September 17, 2012); and
•	Registration Statement on Form 8-A, dated September 28, 2010 (filed on September 28, 2010), registering our common stock under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus supplement and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any information that we file after the date of this prospectus supplement with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules.

Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge, by written or oral request directed to KEYW Corporation, Attention: Investor Relations, 7740 Milestone Parkway, Suite 400, Hanover, Maryland, 21076.

INDEX TO FINANCIAL STATEMENTS

POOLE & ASSOCIATES, INC.
For the Years Ended March 31, 2012 and 2011

Grant Thornton LLP
1 South Street, Suite 2400
Baltimore, MD 21202-7304
T 410.685.4000
F 410.837.0587
www.GrantThornton.com

Report of Independent Certified Public Accountants

Board of Directors
Poole & Associates, Inc.

We have audited the accompanying balance sheets of Poole & Associates, Inc. (a Maryland C Corporation) as of March 31, 2012 and 2011, and the related statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Poole & Associates, Inc. as of March 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
August 30, 2012

Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd

Poole & Associates, Inc.

BALANCE SHEETS

March 31,

	2012	2011
ASSETS
CURRENT ASSETS
Cash	$1,048,665	$659,734
Accounts receivable	4,209,754	3,281,278
Unbilled receivables	818,702	838,574
Prepaid expenses	134,807	69,410
Deferred tax asset	75,115	—
Total current assets	6,287,043	4,848,996
PROPERTY AND EQUIPMENT
Automobiles	46,757	46,757
Office equipment	516,468	284,026
Software	274,569	147,727
Furniture and fixtures	134,788	134,788
Leasehold improvements	99,445	99,445
	1,072,027	712,743
Less accumulated depreciation	426,539	270,219
	645,488	442,524
OTHER ASSETS
Deposits	35,605	49,439
	$6,968,136	$5,340,959
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,153,336	$1,340,979
Accrued compensation	651,919	547,822
Accrued expenses	1,125,194	680,893
Deferred income taxes, current portion	—	86,454
Income tax payable	917,356	374,614
Current portion of notes payable	2,251	8,326
Line-of-credit	—	550,000
Total current liabilities	3,850,056	3,589,088
LONG-TERM OBLIGATIONS
Deferred income taxes, net of current portion	156,469	107,928
Notes payable, net of current portion	—	2,175
	156,469	110,103
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Capital stock, $0.01 par value, 50,000 shares authorized, 20,000 shares issued and outstanding	200	200
Additional paid-in capital	800	800
Retained earnings	2,960,611	1,640,768
	2,961,611	1,641,768
	$6,968,136	$5,340,959

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

STATEMENTS OF INCOME

Years ended March 31,

	2012	2011
Revenues	$40,587,160	$27,603,141
Direct expenses
Salaries and wages	7,651,219	6,925,426
Subcontractor expense	18,924,904	10,205,847
Employee benefit programs	619,381	550,918
Payroll taxes	538,229	463,700
Travel	160,052	122,745
Other direct expenses	1,443,660	213,311
	29,337,445	18,481,947
Gross profit	11,249,715	9,121,194
General and administrative expenses	9,063,832	8,018,917
Net income before income taxes	2,185,883	1,102,277
Provision for income taxes	866,040	476,028
NET INCOME	$1,319,843	$626,249

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended March 31,

	Capital Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance – April 1, 2010	$200	$800	$1,014,519	$1,015,519
Net income	—	—	626,249	626,249
Balance – March 31, 2011	200	800	1,640,768	1,641,768
Net income	—	—	1,319,843	1,319,843
Balance – March 31, 2012	$200	$800	$2,960,611	$2,961,611

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

STATEMENTS OF CASH FLOWS

Years ended March 31,

	2012	2011
Cash flows from operating activities
Net income	$1,319,843	$626,249
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	161,418	76,226
Gain from sale of equipment	—	(2,000)
Deferred income taxes	(113,029)	92,289
Changes in assets and liabilities
Accounts receivable	(928,476)	(1,690,865)
Unbilled receivables	19,872	(323,546)
Deposits	13,834	(34,833)
Prepaid expenses	(65,397)	80,361
Work-in-process inventory	—	227,221
Accounts payable	(192,741)	1,010,089
Accrued compensation	104,098	99,797
Accrued expenses	444,301	347,946
Income taxes payable	542,742	58,994
Net cash provided by operating activities	1,306,465	567,928
Cash flows from investing activities
Acquisitions of equipment	(359,283)	(348,206)
Proceeds from sale of equipment	—	2,000
Net cash used in investing activities	(359,283)	(346,206)
Cash flows from financing activities
Net (decrease) increase in line-of-credit	(550,000)	250,000
Principal payments on notes payable	(8,251)	(7,687)
Net cash (used in) provided by financing activities	(558,251)	242,313
NET INCREASE IN CASH	388,931	464,035
Cash – beginning of year	659,734	195,699
Cash – end of year	$1,048,665	$659,734
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$16,691	$5,946
Cash paid during the year for income taxes	1,012,605	300,449

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2012 and 2011

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Poole & Associates, Inc. (the “Company”) is a Maryland corporation specializing in engineering services. The Company provides engineering support, training, documentation, multimedia and program management support services to the United States government.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Significant estimates include amortization, depreciation and income taxes. Actual results may differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents are highly liquid investments with an original maturity, at purchase, of three months or less.

The Company places its cash and cash equivalents with high credit quality institutions. Substantially all of the Company’s cash is insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. Receivables are generally due within 45 days and collateral or advance payments are required only for instances where a reduction of risk is warranted. Accounts receivable is recorded at the amount the Company expects to collect on balances outstanding at year-end. Management considers all of the accounts receivable balances to be fully collectible and therefore, no allowance for bad debt is necessary. The Company has not experienced any bad debt write-offs for the years ended March 31, 2012 and 2011.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Expenditures for new assets and those that substantially increase the useful lives of existing property and equipment are capitalized. Depreciation expense is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Estimated useful lives
Office equipment	5-7 years
Furniture and fixtures	5-7 years
Software	3 years
Automobiles	5 years

Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. The Company recognized $161,418 and $76,226 in depreciation expense for the years ended March 31, 2012 and 2011, respectively.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2012 and 2011

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

The Company files U.S. federal and state of Maryland income tax returns. The Company is also subject to tax in the states of Hawaii and Virginia. The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, as well as tax carryforwards, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided whenever it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. The Company has chosen to treat interest and penalties related to uncertain tax liabilities as income tax expense. For the years ended March 31, 2012 and 2011, the Company recorded interest expense on uncertain tax positions in the amounts of $11,704 and $6,241, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and the revolving line-of-credit. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying value of the notes payable approximates its fair value as the interest rate is consistent with rates available to the Company for similar debt instruments.

Revenue Recognition

The Company derives the majority of its revenue from time-and-material contracts. Revenue is recognized based on billable rates, times hours delivered, plus materials and other reimbursable costs incurred.

In certain circumstances, and based on correspondence with the end customer, management authorizes work to commence or to continue on a contract option, addition or amendment prior to the signing of formal modifications or amendments. The Company recognizes revenue to the extent it is probable that the formal modifications or amendments will be finalized in a timely manner and that it is probable that the revenue recognized will be collected.

NOTE B — CONCENTRATION OF RISK

All of the Company’s revenue was generated under contracts with the United States government. The Company maintains operations in the Mid-Atlantic Region.

NOTE C — LINE-OF-CREDIT

The Company has an available line-of-credit of $2,000,000 with M&T Bank. The interest rate is 3.24% at March 31, 2012 and 2011, based on the prime rate; required payments are interest only and the line-of-credit is payable on demand. At March 31, 2012, the Company did not have an outstanding balance on the line-of-credit ($550,000 at March 31, 2011). Interest expense recognized during the years ended March 31, 2012 and 2011 was $15,122 and $3,810, respectively. The Company is required to comply with certain financial covenants, as of March 31, 2012 and 2011, the Company was in compliance with all covenants.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2012 and 2011

NOTE D — LONG-TERM LIABILITIES

The Company has a note payable used to finance a new vehicle with an original principal amount of $46,757. The note includes interest at 6.99%. Interest expense recognized during the years ended March 31, 2012 and 2011 was $506 and $1,070, respectively. Remaining principal payments subsequent to March 31, 2012 total $2,251, which the Company repaid in full on June 14, 2012.

NOTE E — OPERATING LEASES

The Company conducts its operations from facilities that are leased under a non-cancelable operating lease expiring at various dates through January 2018. Certain of the leases are subject to annual increases based on escalation clauses, as such, the minimum payments required under the leases are expensed on a straight-line basis over the term of the leases. The difference between the amounts expensed and the required lease payments is reflected as deferred rent. The Company recognized $666,244 and $392,253 in rent expense for the years ended March 31, 2012 and 2011, respectively. The minimum annual rent for the fiscal years ending March 31 under these leases is as follows:

Year	Amount
2013	$518,323
2014	533,186
2015	548,446
2016	564,131
2017	460,611
$2,624,697

NOTE F — TRANSACTIONS WITH RELATED PARTIES

The Company has entered into a lease agreement with the majority shareholder’s spouse for a residential space that is leased to employees. The lease calls for monthly rent of $2,000 and operates on a month-to-month leasing schedule.

NOTE G – INCOME TAXES

The components of the provision for income taxes are as follows:

	2012	2011
Current expense:
Federal	$693,527	$284,000
State	285,542	99,739
	979,069	383,739
Deferred expense:
Federal	(78,001)	86,511
State	(35,028)	5,778
	(113,029)	92,289
Provision for income taxes	$866,040	$476,028

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2012 and 2011

NOTE G – INCOME TAXES – (continued)

Temporary differences between the financial reporting carrying amounts and the tax basis of assets and liabilities give rise to deferred taxes. The components of the deferred income tax asset and liability as of March 31, 2012 and 2011 are as follows:

	2012	2011
Deferred income tax assets:
Deferred compensation	$137,498	$—
Total deferred tax assets	137,498	—
Deferred income tax liabilities:
Section 481 adjustment	—	(51,047)
Depreciation and other	(218,852)	(143,335)
Net deferred income tax liabilities	$(81,354)	$(194,382)

Effective for the year ended March 31, 2009, in accordance with U.S. federal income tax regulations, the Company was required to convert from the cash to the accrual basis for income tax purposes. Under the regulations, the Company is amortizing the net cash to accrual difference over a four year period ending March 31, 2012. Deferred taxes are calculated based on the temporary differences between taxable income for income tax purposes and for financial reporting purposes.

The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

The Company files tax returns in the U.S. and the state of Maryland and its tax returns may be subject to audit by taxing authorities in all countries in which it files. With the exception of Hawaii and Virginia, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for the years before 2009. In the states of Hawaii and Virginia, the statute of limitations is open for all years in which the Company has transacted business in those states. The Company is not currently under examination by any tax authorities.

As of March 31, 2011, the liability for uncertain tax positions was $349,666. The uncertain tax position liability is classified in the income tax payable line on the balance sheet. During the 2012 fiscal year, the Company decreased their liability for uncertain tax positions by $331,721, leaving a balance of $17,945 composed primarily of interest attributable to uncertain tax positions in prior years.

NOTE H — RETIREMENT PLAN

The Company sponsors a retirement savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Employees make contributions through salary deferrals. The Company may make discretionary contributions within statutory limits. The Company contributions to the retirement plan were $495,399 and $394,261 for the years ended March 31, 2012 and 2011, respectively.

NOTE I — CAPITAL STOCK

As of March 31, 2010, the Company had 4,000 shares of stock issued and outstanding and 1,000 shares of stock unissued for a total of 5,000 authorized shares. On January 12, 2011, the Company originated a 5:1 stock split. This resulted in 20,000 shares of stock issued and outstanding and 30,000 shares of stock unissued for a total of 50,000 authorized shares. The stock split has been retroactively recognized to all periods presented for financial statement disclosure purposes.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2012 and 2011

NOTE J — SUBSEQUENT EVENT

The Company entered into a Revolving Note on June 18, 2012 with M&T Bank. Total availability under the Revolving Note is $4,000,000 and includes a variable interest rate of LIBOR plus 3%. A portion of the Revolving Note is guaranteed by the president of the Company.

Poole & Associates, Inc.

BALANCE SHEET

June 30

2012
(unaudited)
ASSETS
CURRENT ASSETS
Cash	$184,787
Accounts receivable	6,040,040
Unbilled receivables	580,335
Prepaid expenses	31,674
Deferred tax asset	75,115
Total current assets	6,911,951
PROPERTY AND EQUIPMENT
Office equipment	701,444
Software	308,063
Furniture and fixtures	134,788
Leasehold improvements	99,445
1,243,740
Less accumulated depreciation	409,649
834,091
OTHER ASSETS
Deposits	35,605
$7,781,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,869,461
Accrued compensation	683,826
Accrued expenses	1,406,946
Income tax payable	401,482
Total current liabilities	4,361,715
LONG-TERM OBLIGATIONS
Deferred income taxes, net of current portion	156,469
COMMITMENTS AND CONTINGENCIES	—
STOCKHOLDERS’ EQUITY
Capital stock, $0.01 par value, 50,000 shares authorized, 20,000 shares issued and outstanding	200
Additional paid-in capital	800
Retained earnings	3,262,463
3,263,463
$7,781,647

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

STATEMENTS OF INCOME

Three Month Periods ended June 30,

	2012	2011
	(unaudited)	(unaudited)
Revenues	$12,313,328	$9,787,678
Direct expenses
Salaries and wages	2,139,958	1,748,717
Subcontractor expense	6,740,232	4,305,718
Employee benefit programs	107,675	89,762
Travel	14,507	61,454
Other direct expenses	267,227	48,186
	9,269,599	6,253,837
Gross profit	3,043,729	3,533,841
General and administrative expenses	2,532,116	2,403,056
Net income before income taxes	511,613	1,130,785
Provision for income taxes	209,761	463,622
NET INCOME	$301,852	$667,163

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Three months ended June 30,
(unaudited)

	Capital Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance – April 1, 2011	$200	$800	$1,640,768	$1,641,768
Net income	—	—	667,163	667,163
Balance – June 30 , 2011	$200	$800	$2,307,931	$2,308,931
Balance – April 1, 2012	$200	$860	$2,960,611	$2,961,611
Net income	—	—	301,852	301,852
Balance – June 30, 2012	$200	$800	$3,262,463	$3,263,463

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

STATEMENTS OF CASH FLOWS

Three months ended June 30,

	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$301,852	$667,163
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	25,191	34,102
Gain from sale of equipment
Changes in assets and liabilities
Accounts receivable	(1,830,286)	(474,193)
Unbilled receivables	238,367	495,170
Prepaid expenses	103,133	4,299
Accounts payable	716,125	(600,263)
Accrued compensation	31,907	(191,468)
Accrued expenses	281,752	(108,775)
Income taxes payable	(515,874)	(201,387)
Deposits	—	13,834
Net cash used in operating activities	(647,833)	(361,518)
Cash flows from investing activities
Acquisitions of equipment	(213,794)	(94,833)
Net cash used in investing activities	(213,794)	(94,833)
Cash flows from financing activities
Principal payments on notes payable	(2,251)	(2,012)
Net cash used in financing activities	(2,251)	(2,012)
NET DECREASE IN CASH	(863,878)	(458,363)
Cash – beginning of period	1,048,665	659,734
Cash – end of period	$184,787	$201,371

The accompanying notes are an integral part of these financial statements.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

June 30, 2012 and 2011
(unaudited)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Poole & Associates, Inc. (the “Company”) is a Maryland corporation specializing in engineering services. The Company provides engineering support, training, documentation, multimedia and program management support services to the United States government.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Significant estimates include amortization, depreciation and income taxes. Actual results may differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents are highly liquid investments with an original maturity, at purchase, of three months or less.

The Company places its cash and cash equivalents with high credit quality institutions. Substantially all of the Company’s cash is insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. Receivables are generally due within 45 days and collateral or advance payments are required only for instances where a reduction of risk is warranted. Accounts receivable is recorded at the amount the Company expects to collect on balances outstanding at year-end. Management considers all of the accounts receivable balances to be fully collectible and therefore, no allowance for bad debt is necessary. The Company has not experienced any bad debt write-offs for the three month periods ended June 30, 2012 and 2011.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Expenditures for new assets and those that substantially increase the useful lives of existing property and equipment are capitalized. Depreciation expense is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Estimated useful lives
Office equipment	5 – 7 years
Furniture and fixtures	5 – 7 years
Software	3 years
Automobiles	5 years

Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. The Company recognized $25,191 and $34,102 in depreciation expense for the three months ended June 30, 2012 and 2011, respectively.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

June 30, 2012 and 2011
(unaudited)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

The Company files U.S. federal and state of Maryland income tax returns. The Company is also subject to tax in the states of Hawaii and Virginia. The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, as well as tax carryforwards, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided whenever it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. The Company has chosen to treat interest and penalties related to uncertain tax liabilities as income tax expense.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and the revolving line-of-credit. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying value of the notes payable approximates its fair value as the interest rate is consistent with rates available to the Company for similar debt instruments.

Revenue Recognition

The Company derives the majority of its revenue from time-and-material contracts. Revenue is recognized based on billable rates, times hours delivered, plus materials and other reimbursable costs incurred.

In certain circumstances, and based on correspondence with the end customer, management authorizes work to commence or to continue on a contract option, addition or amendment prior to the signing of formal modifications or amendments. The Company recognizes revenue to the extent it is probable that the formal modifications or amendments will be finalized in a timely manner and that it is probable that the revenue recognized will be collected.

NOTE B — CONCENTRATION OF RISK

All of the Company’s revenue was generated under contracts with the United States government. The Company maintains operations in the Mid-Atlantic Region.

NOTE C — LINE-OF-CREDIT

The Company has an available line-of-credit of $2,000,000 with M&T Bank. The interest rate is 3.24% at June 30, 2012 and 2011, based on the prime rate; required payments are interest only and the line-of-credit is payable on demand. At June 30, 2012, the Company did not have an outstanding balance on the line-of-credit. Interest expense recognized during the three months ended June 30, 2012 and 2011 was zero and $3,773, respectively. The Company is required to comply with certain financial covenants, as of June 30, 2012 and 2011, the Company was in compliance with all covenants.

Poole & Associates, Inc.

NOTES TO FINANCIAL STATEMENTS

June 30, 2012 and 2011
(unaudited)

NOTE D — LONG-TERM LIABILITIES

The Company has a note payable used to finance a new vehicle with an original principal amount of $46,757. The note includes interest at 6.99%. Interest expense recognized during the three months ended June 30, 2012 and 2011 was $34 and $111, respectively. There were no remaining principal payments subsequent to June 30, 2012.

NOTE E — OPERATING LEASES

The Company conducts its operations from facilities that are leased under a non-cancelable operating lease expiring at various dates through January 2018. Certain of the leases are subject to annual increases based on escalation clauses, as such, the minimum payments required under the leases are expensed on a straight-line basis over the term of the leases. The difference between the amounts expensed and the required lease payments is reflected as deferred rent. The Company recognized $34,100 and $34,000 in rent expense for the three months ended June 30, 2012 and 2011, respectively. The minimum annual rent for the fiscal years ending March 31 under these leases is as follows:

Year	Amount
Remaining 2013	$393,770
2014	533,186
2015	548,446
2016	564,131
2017	460,611
$2,500,144

NOTE F — TRANSACTIONS WITH RELATED PARTIES

The Company has entered into a lease agreement with the majority shareholder’s spouse for a residential space that is leased to employees. The lease calls for monthly rent of $2,000 and operates on a month-to-month leasing schedule.

NOTE G — RETIREMENT PLAN

The Company sponsors a retirement savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Employees make contributions through salary deferrals. The Company may make discretionary contributions within statutory limits. The Company contributions to the retirement plan were $142,381 and $111,531 for the three months ended June 30, 2012 and 2011, respectively.

NOTE H — CAPITAL STOCK

As of June 30, 2012, the Company has 20,000 shares of stock issued and outstanding and 30,000 shares of stock unissued for a total of 50,000 authorized shares.

NOTE I — SUBSEQUENT EVENT

On September 10, 2012, the Company entered into a definitive agreement to be acquired by The KEYW Holding Corporation.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
   Sensage, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Sensage, Inc. and Subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Sensage, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced losses since its inception and additional financing will be required. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Mateo, California
June 21, 2012

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

ASSETS

	2011	2010
CURRENT ASSETS:
Cash and cash equivalents	$2,398,070	$3,329,484
Accounts receivable, net of allowance for doubtful accounts of $499,529 in 2011 and $393,031 in 2010	5,004,830	3,948,403
Prepaid expenses and other	253,979	180,032
Total current assets	7,656,879	7,457,919
PROPERTY AND EQUIPMENT, at cost:
Computer equipment	830,607	1,392,957
Software	198,074	197,744
Leasehold improvements	41,762	67,842
Furniture and fixtures	22,621	38,380
	1,093,064	1,696,923
Less – accumulated depreciation	983,970	1,616,512
	109,094	80,411
OTHER ASSETS	198,388	187,485
	$7,964,361	$7,725,815

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	2011	2010
CURRENT LIABILITIES:
Current maturities of long-term debt	$863,767	$457,500
Notes payable	650,000	—
Accounts payable and accrued liabilities	1,805,775	2,344,075
Deferred revenues	4,418,934	3,289,532
Total current liabilities	7,738,476	6,091,107
LONG-TERM DEBT, net of current maturities	1,431,603	2,295,728
	9,170,079	8,386,835
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
Common stock, no par value
Authorized – 235,000,000 shares
Issued and outstanding – 17,735,014 shares as of December 31, 2011 and 17,695,665 shares as of December 31, 2010	1,516,254	1,369,753
Convertible preferred stock – Series A, no par value
Authorized – 28,264,570 shares
Issued and outstanding – 27,501,368 shares as of December 31, 2011 and December 31, 2010 (liquidation preference of $6,325,315)	6,216,082	6,216,082
Convertible preferred stock – Series B, no par value
Authorized – 31,811,122 shares
Issued and outstanding – 31,811,122 shares as of December 31, 2011 and December 31, 2010 (liquidation preference of $8,999,366)	8,894,114	8,894,114
Convertible preferred stock – Series C, no par value
Authorized – 33,238,198 shares
Issued and outstanding – 32,892,823 shares as of December 31, 2011 and December 31, 2010 (liquidation preference of $9,999,418)	9,993,939	9,993,939
Convertible preferred stock – Series D, no par value
Authorized – 18,671,130 shares
Issued and outstanding – 16,446,460 shares as of December 31, 2011 and December 31, 2010 (liquidation preference of $5,005,804)	5,243,336	5,243,336
Convertible preferred stock – Series E, no par value
Authorized – 60,043,720 shares
Issued and outstanding – 58,231,095 shares as of December 31, 2011 and December 31, 2010 (liquidation preference of $19,326,900)	19,402,830	19,402,830
Accumulated deficit	(52,472,273)	(51,781,074)
Total stockholders' deficit	(1,205,718)	(661,020)
	$7,964,361	$7,725,815

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
REVENUES	$11,858,113	$10,723,562
COST OF REVENUES	2,490,254	2,249,878
Gross profit	9,367,859	8,473,684
RESEARCH AND DEVELOPMENT	4,302,618	5,167,998
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,336,152	8,043,907
Loss from operations	(270,911)	(4,738,221)
OTHER INCOME (EXPENSE):
Interest income	2,508	9,961
Interest expense	(357,567)	(324,058)
Financing expense	(41,486)	(148,153)
Other	(22,143)	59,872
	(418,688)	(402,378)
LOSS BEFORE PROVISION FOR INCOME TAXES	(689,599)	(5,140,599)
PROVISION FOR INCOME TAXES	1,600	1,600
NET LOSS	$(691,199)	$(5,142,199)

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Common Stock		Convertible Series A Preferred Stock		Convertible Series B Preferred Stock		Convertible Series C Preferred Stock		Convertible Series D Preferred Stock		Convertible Series E Preferred Stock		Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Total
BALANCE – DECEMBER 31, 2009	17,463,480	$1,184,990	27,501,368	$6,216,082	31,811,122	$8,894,114	32,892,823	$9,993,939	16,446,460	$5,243,336	47,686,207	$15,953,689	(46,638,875)	$847,275
Issuance of series E preferred stock, net of issuance cost of $50,859	—	—	—	—	—	—	—	—	—	—	10,544,888	3,449,141	—	3,449,141
Compensation expense related to stock options granted to employees	—	134,338	—	—	—	—	—	—	—	—	—	—	—	134,338
Issuance of warrant in connection with the issuance of notes payable	—	38,250	—	—	—	—	—	—	—	—	—	—	—	38,250
Issuance of common stock, net of unamortized early exercises	232,185	12,175	—	—	—	—	—	—	—	—	—	—	—	12,175
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,142,199)	(5,142,199)
BALANCE – DECEMBER 31, 2010	17,695,665	1,369,753	27,501,368	6,216,082	31,811,122	8,894,114	32,892,823	9,993,939	16,446,460	5,243,336	58,231,095	19,402,830	(51,781,074)	(661,020)
Compensation expense related to stock options granted to employees	—	144,456	—	—	—	—	—	—	—	—	—	—	—	144,456
Issuance of common stock, net of unamortized early exercises	39,349	2,045	—	—	—	—	—	—	—	—	—	—	—	2,045
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(691,199)	(691,199)
BALANCE – DECEMBER 31, 2011	17,735,014	$1,516,254	27,501,368	$6,216,082	31,811,122	$8,894,114	32,892,823	$9,993,939	16,446,460	$5,243,336	58,231,095	$19,402,830	$(52,472,273)	$(1,205,718)

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(691,199)	$(5,142,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	144,456	134,338
Depreciation and amortization	109,055	176,448
Provision for doubtful accounts	106,498	289,924
Noncash finance charges	41,486	148,153
Loss on disposal of property and equipment	11,678	373
Changes in assets and liabilities –
Accounts receivable	(1,162,925)	(1,205,676)
Prepaid expenses and other	(96,427)	(44,459)
Other assets	(29,909)	(125,358)
Accounts payable and accrued liabilities	(538,300)	911,225
Deferred revenues	1,129,402	(223,763)
Total adjustments	(284,986)	61,205
Net cash used in operating activities	(976,185)	(5,080,994)
CASH FLOW FROM INVESTING ACTIVITY:
Purchases of property and equipment	(149,416)	(8,313)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	650,000	2,750,000
Proceeds from issuance of common stock	2,045	12,175
Payments on notes payable	(457,858)	(3,473,931)
Proceeds from issuance of preferred stock	—	3,449,141
Net cash provided by financing activities	194,187	2,737,385
NET DECREASE IN CASH AND CASH EQUIVALENTS	(931,414)	(2,351,922)
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	3,329,484	5,681,406
CASH AND CASH EQUIVALENTS – END OF YEAR	$2,398,070	$3,329,484
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for income taxes	$1,600	$1,600
Cash paid during the year for interest	$357,567	$324,058

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

1. BUSINESS AND ORGANIZATION

General — Sensage, Inc. was incorporated in the State of California in January 2001. Its two wholly-owned subsidiaries are Sensage International, Inc., incorporated in the State of California in January, 2007 and Sensage KK, incorporated in Japan in March 2009. All references in these consolidated financial statements to the “Company” refer to Sensage, Inc. and its subsidiaries.

The Company develops and markets a suite of software products that enables companies to extract business information from extremely high-volume log data, giving customers complete visibility into business critical information. The Company also offers solutions that allow reduction of security, compliance and operation risks and improve the ability to respond to risks and security threats. The Company markets its software products directly and through resellers primarily in the United States of America, with growing presence in both Europe and Asia. The majority of the Company’s revenues are from customers in the financial services, health services, communication and utilities industries. The Company’s headquarters is in Redwood City, California.

Liquidity — The Company has experienced substantial losses since its inception and, as of December 31, 2011, had an accumulated deficit of $52,472,273. Such losses and accumulated deficit primarily resulted from the costs incurred in the development, and sales and marketing of the Company’s products. From its inception, the Company has financed its operations primarily by issuing preferred stock and obtaining bank and other debt.

As discussed in Note 5, the Company, in September 2011, issued subordinated secured convertible promissory notes amounting to $650,000. Additionally, in March 2012, the Company issued subordinated secured convertible promissory notes for the remaining $650,000 available under the credit agreement with existing shareholders. These subordinated secured convertible promissory notes will mature in September 2012, unless extended for another year.

The Company intends to incur significant additional expenses to continue to develop and promote new products as well as to support existing product sales. The Company’s plans to address these liquidity needs include increasing revenues, continuing to control costs, and raising additional debt and equity capital. Any new equity or debt may result in dilution to existing shareholders. There can be no assurance, moreover, that such financing will be available in amounts or on terms commercially acceptable to the Company, if at all.

The continued existence of the Company is dependent on its ability to raise additional debt or equity capital, and eventually establish profitable operations. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of Sensage, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Basis of Accounting — The Company uses the accrual basis of accounting for the consolidated financial statements.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash in checking, money market and certificates of deposits, with original maturities of three months or less. The Company has a certificate of deposit amounting to $60,000,as of December 31, 2011 and 2010, held at a financial institution as collateral for the Company’s credit card agreement.

Accounts Receivable — Accounts receivable include amounts billed, unbilled and currently due from customers, net of allowance for doubtful accounts. The allowance for doubtful accounts is determined based

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

on the collectability of receivables. The Company performs credit evaluations of customers and establishes an allowance for doubtful accounts based on the aging of receivables, payment performance and other information. Accounts receivable are written off against allowance when it is probable that the receivables will not be collected.

Concentration of Credit Risk — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash greater than $250,000 with each financial institution, and accounts receivable. Management performs ongoing evaluation of its cash management policy and believes that potential loss, if any, is not material to the consolidated financial statements. The Company periodically reviews its cash policies, evaluates its customers’ financial condition and maintains adequate reserves for potential credit losses, which are based on management’s expectations and best estimates.

Property and Equipment — Property and equipment are stated at cost and depreciated and amortized as follows:

Type of Property	Estimated Useful Life (in Years)
Computer equipment	3
Software	3
Leasehold improvements	Life of assets or lease term, whichever is shorter
Furniture and fixtures	3

Depreciation and amortization is computed using the straight-line method. The depreciation and amortization expense was $109,055 and $176,448 during the years ended December 31, 2011 and 2010, respectively.

Software Development Costs — Costs of internally developed software for resale are expensed until the technological feasibility of the software product has been established. In accordance with the pronouncement on Internal-Use Software under Intangibles — Goodwill and Other topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC), software development costs are capitalized and amortized over the product’s estimated useful life. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Revenue Recognition — The Company recognizes revenue in accordance with the Software topic of the FASB ASC. Revenue, from software arrangements, is allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, postcontract customer support (“PCS”), installation or training. The determination of fair value is based on objective evidence that is specific to the vendor (“VSOE”). If VSOE of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as VSOE of fair value exists or until all elements of the arrangement are delivered, except in those circumstances in which the residual method may be used as described below.

The Company’s software products are licensed on a perpetual basis. In addition, the Company provides PCS under a separate maintenance agreement, typically twelve months. PCS includes technical support and unspecified software upgrades and enhancements if and when available. Revenue from perpetual software licenses is recognized under the residual method for arrangements in which the software is sold with PCS and/or professional services, and the Company has established VSOE of fair value for PCS and professional services.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company recognizes software licenses, PCS or professional services revenue only when there is a persuasive evidence of an arrangement, delivery to the customer has occurred, the fee is fixed and determinable and collectability is reasonably assured.

Revenue from PCS is deferred and recognized ratably over the term of each maintenance agreement. Revenue from professional services is recognized as the services are performed.

Payments received in advance of revenue recognition are reflected as deferred revenue until earned.

Cost of Revenues — Cost of professional services and PCS revenues consist primarily of employee-related and subcontractor costs associated with these services.

Research and Development — All research and development costs are expensed as incurred.

Leases — Leases that meet certain criteria as described in the Leases topic of the FASB ASC are accounted for as capital leases. Such lease liabilities and related assets are recorded at amounts equal to the present value of the minimum lease payments at the inception of the lease. Assets under capital leases in 2010 were amortized ratably over the shorter of their related lease terms or their economic lives. Interest expense relating to the lease obligation is recorded to result in a constant rate of interest over the terms of the leases.

Leases where the lessor retains substantially all the risks and benefits of ownership of the assets are classified as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the lease term. Accordingly, the impact of scheduled rent increases is recognized over the lease term. The difference between the amount of rent expense and actual lease payments is reflected as deferred rent included under accounts payable and accrued expenses.

Income Taxes — The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences on income events that have been included in the consolidated financial statements or tax returns during the year.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The provision for deferred income taxes represents the change during the period in the deferred income tax assets and deferred income tax liabilities. The components of the deferred income tax assets and liabilities are individually classified as current and noncurrent based on their characteristics. Valuation allowance is established if it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company also recognizes the impact of an uncertain tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than 50% likelihood of being sustained.

Stock-Based Compensation — The Company accounts for share-based payments in accordance with the Compensation — Stock Compensation topic of the FASB ASC for share-based payments to employees and Equity-Based Payments to Non-Employees topic for equity instruments issued to non-employees. Compensation expense for all share-based payment awards is determined based on the grant-date fair value. Accordingly, the fair value of the estimated number of shares ultimately expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period, which is typically the vesting period of each award.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Estimates Included in the Consolidated Financial Statements — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the valuation of allowances for accounts receivable, deferred income tax, legal liabilities and assets and obligations related to employee benefit plans. Actual results could differ from those estimates.

Reclassification — Certain items in the prior year financial statements have been reclassified to conform to current year presentation. Such reclassification had no effect on the previously reported net income.

3. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued additional guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The accounts payable and accrued expenses consist of the following as of December 31, 2011 and 2010:

	2011	2010
Accounts payable	$131,616	$78,771
Vacation, bonuses and payroll taxes	770,352	1,112,882
Accrued commission	489,335	875,331
Other	414,472	277,091
	$1,805,775	$2,344,075

5. NOTES PAYABLE

In September 2011, the Company entered into a note purchase and security agreement with existing shareholders for the issuance of subordinated secured convertible promissory notes (collectively referred to as the “Convertible Notes”) for borrowings up to $1,300,000. On the same date, the first tranche of $650,000 was drawn with the remaining portion of the loan amount available in additional tranches of at least $200,000 allocated ratably based on the investor’s equity ownership. The Convertible Notes bear interest at 8.00% per annum and matures on September 15, 2012, unless extended for another year. Borrowings under the Convertible Notes are collateralized by substantially all of the Company’s personal property, including its intellectual property. The Convertible Notes are subordinated to the Long-Term Debt described in Note 6.

The Convertible Notes may be converted into preferred stock, as follows: (a) optional conversion prior to maturity date or an acquisition, in the event that the Company consummated a qualified equity financing, as defined; (b) conversion at maturity date at the option of the supermajority lenders into a to-be-designated senior stock; (c) automatic conversion in the event that an affiliated lender group does not participate in the additional future tranches available under the agreement.

In the event that the Company consummates a qualified equity financing prior to the earlier of the maturity date or an acquisition, the outstanding balance of the Convertible Notes as of the closing date may be converted at the option of the Supermajority Lenders. The conversion to a New Series F Preferred stock will

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

5. NOTES PAYABLE  – (continued)

be determined by dividing the outstanding amount by the price per share equal to 75% of price paid by the lead investor in the qualified equity financing.

At maturity date and at the option of the Supermajority Lenders, the outstanding balance of the Convertible Notes may be converted to a number of shares of a to-be designated series of Preferred Stock that will rank senior to all preferred stock then authorized and outstanding (Senior Stock). The Senior Stock will have the same rights, preferences and privileges as the Company’s Series E Preferred Stock except with respect to its liquidation preference of 2.5 times its original issue price. The Convertible Notes may be converted to a number of shares determined by dividing the outstanding balance by the price per share of the Senior Stock of $0.33 per share.

The Company determined that the conversion feature of the Convertible Notes are not beneficial at the commitment date but will become beneficial upon the consummation of a qualified equity financing. As such, no portion of the proceeds for the issuance of the Convertible Notes is attributed to the conversion feature. The beneficial conversion feature contingent to the consummation of a qualified equity financing shall be recognized in earnings once the event occurs.

In March 2012, the Company issued subordinated convertible promissory notes for the remaining $650,000 available under the note purchase and security agreement.

6. LONG-TERM DEBT

The long-term debt consists of the following as of December 31, 2011 and 2010:

	2011	2010
13% note payable (effective interest of 4%), with monthly interest only payments from September 2010 through May 2011, and monthly thereafter, principal installments of $92,658, through May 31, 2014, secured by intellectual property	$2,295,370	$2,750,000
Variable interest capital lease obligations, due in monthly interest and principal installments of $323, through October 2011	—	3,228
	2,295,370	2,753,228
Less – current maturities	863,767	457,500
	$1,431,603	$2,295,728

In connection with the note payable, the Company issued a warrant to purchase 1,787,365 shares of common stock at $0.05 per share. This warrant is fully vested and expires in September 2020.

The long-term debt matures as follows:

Years Ending	Amounts
December 31, 2012	$863,767
December 31, 2013	982,995
December 31, 2014	448,608
$2,295,370

7. LEASE COMMITMENTS

The Company leases its office under an operating lease agreement that expired in March 2011. In January 2011, the Company entered into a new operating lease for an office space effective March 2011. The new lease will expire in February 2013. The rent expenses, under the operating leases, were $263,000 and $310,000 during the years ended December 31, 2011 and 2010, respectively.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

7. LEASE COMMITMENTS  – (continued)

The expected future minimum lease payments under the new lease are as follows:

Years Ending	Amounts
December 31, 2012	$187,515
December 31, 2013	31,405

8. PREFERRED STOCK

The Company’s Articles of Incorporation was amended and restated in August 2010. The amended articles of incorporation increased the number of authorized shares of capital stock to 235,000,000 shares of common stock and 172,028,740 shares of convertible preferred stock.

The convertible preferred stock designations are as follows:

Preferred stock	Number of shares
Series A	28,264,570
Series B	31,811,122
Series C	33,238,198
Series D	18,671,130
Series E	60,043,720

In September 2010, the Company entered into an agreement to issue 10,544,888 shares of Series E Convertible Preferred Stock to various investors at its original issue price of $0.33 per share (total gross proceeds of $3,500,000).

The holders of Series A, Series B, Series C, Series D and Series E Preferred Stock have rights, preferences, and privileges as follows:

Dividends — Holders of Series A, Series B, Series C, Series D and Series E Preferred Stock are entitled to receive noncumulative dividends at a rate of 8% per annum of the original issue price (as adjusted for all stock splits, stock dividends, combinations, recapitalizations, and the like) when and if declared by the Board of Directors. No dividends have been declared to date.

Liquidation — In the event of liquidation (as defined), distributions to the shareholders of the Company shall be in the following manner:

(i)	Holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C and Series D Preferred Stock, and common stock, an amount per share equal to the original issue price of $0.33 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series E Preferred Stock (the “Series E Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series E Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series E holders in proportion to the amount to which each such holder would otherwise be entitled.
(ii)	Upon completion of the distribution of Series E Liquidation Preference, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C Preferred Stock, and common stock, an amount per share equal to the original issue price of $0.30 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series D Preferred Stock (the “Series D Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

8. PREFERRED STOCK  – (continued)

insufficient to permit the payment of the Series D Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series D holders in proportion to the amount to which each such holder would otherwise be entitled.
(iii)	Upon completion of the distribution of Series E and Series D Liquidation Preference, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B Preferred Stock, and common stock, an amount per share equal to the original issue price of $0.30 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series C Preferred Stock (the “Series C Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series C Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series C holders in proportion to the amount to which each such holder would otherwise be entitled.
(iv)	Upon completion of the distribution of Series E, Series D, and Series C Liquidation Preference, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock and common stock, an amount per share equal to the original issue price of $0.28 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series B Preferred Stock (the “Series B Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series B Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series B holders in proportion to the amount to which each such holder would otherwise be entitled.
(v)	Upon completion of the distribution of Series E, Series D, Series C and Series B Liquidation Preference, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price of $0.23 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series A Preferred Stock (the “Series A Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series A Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series A holders in proportion to the amount to which each such holder would otherwise be entitled.

Conversion — Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock at the initial conversion price per share, which equals the original issue price. Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock automatically converts into common stock upon: (1) the closing of a public offering of common stock with gross proceeds of at least $20 million in the aggregate and at least a price per share based on a pre-offering valuation of $80 million, or (2) upon the approval of the holders of at least 67% of the shares of outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock.

Voting — Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and vote together as one class with the common stock.

Redemption — The Series A, Series B, Series C, Series D and Series E Preferred Stock are not redeemable.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

9. COMMON STOCK

Pursuant to the amendment of the articles of incorporation in August 2010, the Company has increased the authorized number of shares of common stock to 235,000,000. At December 31, 2011, the Company has reserved the following number of shares of common stock for issuance in connection with the following:

Number of shares
Conversion of preferred stock:
Series A	27,501,368
Series B	31,811,122
Series C	32,892,823
Series D	16,446,460
Series E	58,231,095
Options issued and outstanding	19,311,355
Options available for future grant under the stock option plan	14,377,027
Warrant to purchase common stock	1,787,365
Conversion of preferred stock to be issued in connection with warrant exercises:
Series C	345,375
Series D	2,195,595
Total	204,899,585

10. WARRANTS

Warrants outstanding at December 31, 2011, consist of the following:

Warrants to Purchase Shares of:	Expiration Date	Exercise Price per Share	Number of Shares to be Purchased
Common Stock	September 2020	0.05	1,787,365
Series C	August 2016	0.30	345,375
Series D	September 2014 through September 2017	0.30	2,195,595

In September 2010, in connection with the credit agreement described in Note 6, the Company issued a warrant to purchase 1,787,365 shares of common stock at $0.05 per share. The warrant is fully vested and expires in September 2020. The estimated fair value of this warrant of $38,250 was recorded as a deferred charge and is being amortized and charged to financing expense on a straight-line basis over the term of the credit agreement.

The estimated fair value of the warrants to purchase common stock issued in September 2010, were calculated using the Black-Scholes pricing model with the following assumptions: 10 years expected life, risk free interest rate of 1.10%, dividend rate of zero and volatility of 56.57%.

Warrants to purchase 763,202 shares of Series A at $0.23 per share and 1,807,513 shares of Series E at $0.33 per share expired in March 2012 and May 2012, respectively. Warrants to purchase 68,607 shares of common stock at $0.06 per share expired in July 2010.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

11. STOCK OPTIONS

In May 2011, the Company’s shareholders approved the 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”) which provides for the grant of the following stock awards: (i) ISOs, (ii) NSOs, (iii) stock purchase rights, and (iv) restricted stock. Under the 2011 Plan, the Company has the ability to grant incentive and nonstatutory stock options. Incentive stock options may be granted only to Company employees. Nonstatutory stock options may be granted to Company employees, directors and consultants. Such options are exercisable at prices, as determined by the Board, generally equal to the estimated fair value of the Company’s common stock at the date of grant, and have a term of ten years. Options generally vest over a four-year period and are exercisable for a maximum period of ten years after the grant date. Option holders are allowed to exercise unvested options to acquire restricted shares. Upon termination of employment, option holders have a period of three months in which to exercise any remaining vested options. The Company has the right to repurchase at the original purchase price any unvested (but issued) common shares upon termination of service. Unexercised options granted to participants who separate from the Company are forfeited and returned to the pool of stock options available for grant. A total of 24,842,849 shares of common stock were reserved for issuance under the 2011 Plan.

Prior to the 2011 Plan, the Company granted options under the 2001 Plan and the 2004 Management Incentive Plan (the “2004 Plan”). Under the 2001 Plan, the Company had the ability to grant incentive and nonstatutory stock options. Stock options were granted to Company employees, directors and consultants. Pursuant to an employment agreement, then CEO was granted stock option to purchase Company’s common stock under the 2004 Plan. The 2001 Plan was terminated in May 2011 upon its expiration. Additionally, the period to exercise options under the 2004 Plan that vested to then CEO expired in July 2011, subsequent to his termination in July 2010.

The activities under the 2001 and 2004 Plans were as follows:

		Outstanding Options
	Available For Grant	Number of Shares	Range of Exercise Price Per Share	Weighted Average Exercise Price
Balance – December 31, 2009	3,249,618	26,897,605	$0.05 - 0.11	$0.07
Increase in reserve	4,400,000	—	—	—
Granted	(3,266,004)	3,266,004	0.05	0.05
Exercised	—	(200,000)	0.05 - 0.11	0.06
Forfeited	7,587,619	(7,587,619)	0.05 - 0.11	0.11
Balance – December 31, 2010	11,971,233	22,375,990	0.05 - 0.11	0.06
Granted	—	—	—	—
Exercised	—	(27,188)	0.05	0.05
Forfeited – 2001 Plan	7,557,076	(7,557,076)	0.05 - 0.11	0.06
Forfeited – 2004 Plan	5,946,193	(5,946,193)	0.05 - 0.11	0.06
Plan termination	(25,474,502)	—	—	—
Balance – December 31, 2011	—	8,845,533	$0.05 - 0.11	$0.06

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

11. STOCK OPTIONS  – (continued)

The activities under the 2011 Plan are as follows:

		Outstanding Options
	Available For Grant	Number of Shares	Range of Exercise Price Per Share	Weighted Average Exercise Price
Balance – May 18, 2011	—	—	—	—
Reserved under the Plan	24,842,849	—	—	—
Granted	(10,505,822)	10,505,822	$0.05	$0.05
Exercised	—	—	—	—
Forfeited	40,000	(40,000)	0.05	0.05
Balance – December 31, 2011	14,377,027	10,465,822	$0.05	$0.05

The following table summarizes information concerning outstanding and exercisable options under the 2001 and 2011 Plans as of December 31, 2011:

2001 Plan

Exercise Price	Number Outstanding	Weighted Average Years Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Vested and Exercisable	Weighted Average Exercise Price Per Share
0.05	3,681,292	7.51	$0.05	2,216,955	$0.05
0.06	3,454,241	4.63	0.06	3,389,585	0.06
0.11	1,710,000	6.68	0.11	1,410,208	0.11
2011 Plan

Exercise Price	Number Outstanding	Weighted Average Years Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Vested and Exercisable	Weighted Average Exercise Price Per Share
$ 0.05	10,465,822	8.51	$0.05	2,344,608	$0.05

The Company’s stock-based compensation expense was approximately $144,000 and $134,000, for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2010, there was approximately $117,000 of total unrecognized cost that will be recognized as operating expense over the weighted average remaining vesting period of 2.36 years.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of options at the grant date. The Black-Scholes model takes into account inputs such as the exercise price, the value of the underlying common stock at the grant date, expected life, expected volatility, risk-free interest rate and dividend yield. The expected term was estimated by analyzing past exercise patterns for similar options and considering matters that might impact future exercise activity. The expected volatility is based on the implied volatility of publicly traded shares of common stock of the Company’s self-designated peer group. The risk-free interest rate is based on the yield of a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The fair value of the Company’s options at the grant date during the years ended December 31, 2011 and 2010,was estimated using the following assumptions: 4 year expected life, 0.67% to 2.52% risk free interest rate, dividend rate of zero and volatility of 55% – 70%.

The total estimated fair value of the stock-based compensation awards granted during the years ended December 31, 2011 and 2010, was approximately $212,000 and $54,000, respectively, after accounting for the impact of estimated forfeitures. The Company has established a policy to recognize the stock option expense on a straight-line basis over the requisite service period. The weighted average estimated fair value of options granted for the years ended December 31, 2011 and 2010, was $0.03 and $0.02 per option, respectively.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

12. INCOME TAXES

The provision for income tax of $1,600 has been recorded for the State of California, which assesses a minimum income tax at the corporate level, for the years ended December 31, 2011 and 2010.

The Company has available unused federal net operating losses carryforwards of $47,612,000and $46,658,000 and state net operating losses carryfowards of $45,345,000and $44,355,000during the years ended December 31, 2011 and 2010, respectively, which may be applied against future taxable income through 2031 and 2021.

The Company’s deferred tax assets as of December 31, 2011 and 2010 have been provided with a full valuation allowance. Details are as follows:

	2011	2010
Deferred tax assets:
Federal net operating loss	$16,188,000	$15,864,000
State net operating loss	2,646,000	2,588,000
Other	681,000	970,000
	19,515,000	19,422,000
Less: valuation allowance	19,515,000	19,422,000
	$—	$—

At December 31, 2011, the Company’s federal income tax filings for the years 2008 through 2011 remain subject to examination by the U.S Internal Revenue Service, and state income tax filings for the years 2007 through 2011 remain subject to examination by the state tax authorities.

Internal Revenue Code Section 382 places a limitation (the “Section 382 Limitation”) on the amount of taxable income that can be offset by NOL carryforwards after a change in ownership control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, the NOL carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

13. MAJOR CUSTOMERS

The Company made total sales of $3,807,000 and $3,298,000 to two customers representing 32% and 31% of total sales during the years ended December 31, 2011 and 2010, respectively. Accounts receivable from four and two customers were $3,360,000 and $2,004,000 representing 66% and 53% of net accounts receivable as of December 31, 2011 and 2010, respectively.

14. RETIREMENT PLAN

The Company has a 401(k) defined contribution plan (the Plan) covering all eligible employees who choose to participate. The plan allows employees of at least 21 years of age to defer a portion of their compensation up to the maximum allowable dollar limit that is set by law. The Company may make discretionary matching and certain nonelective contributions to the Plan. The Company did not make any discretionary matching and nonelective contributions to the Plan during the years ended December 31, 2011and 2010.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

15. CONTINGENCIES

Litigation — The Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. The Company is presently not a party to any material litigation.

16. SUBSEQUENT EVENTS

In March 2012, the Company issued subordinated convertible promissory notes for the remaining $650,000 available under the note purchase and security agreement described in Note 5.

The Company has evaluated subsequent events through June 21, 2012, the date the financial statements were available to be issued.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30

2012
(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,548,522
Accounts receivable, net of allowance for doubtful accounts of $516,481 in 2012 and $499,529 in 2011	2,658,437
Prepaid expenses and other	204,912
Total current assets	5,411,871
PROPERTY AND EQUIPMENT, at cost:
Computer equipment	840,358
Software	204,174
Leasehold improvements	41,762
Furniture and fixtures	22,621
1,108,915
Less – accumulated depreciation	1,014,171
94,744
OTHER ASSETS	165,373
$5,671,988

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30

2012
(unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term debt	$921,454
Notes payable	1,300,000
Accounts payable and accrued liabilities	1,265,577
Deferred revenues	4,082,950
Total current liabilities	7,569,981
LONG-TERM DEBT, net of current maturities	955,988
8,525,969
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Common stock, no par value
Authorized – 235,000,000 shares
Issued and outstanding – 17,735,014 shares as of June 30, 2012 and December 31, 2011	1,516,254
Convertible preferred stock – Series A, no par value
Authorized – 28,264,570 shares
Issued and outstanding – 27,501,368 shares as of June 30, 2012 and December 31, 2011 (liquidation preference of $6,325,315)	6,216,082
Convertible preferred stock – Series B, no par value
Authorized – 31,811,122 shares
Issued and outstanding – 31,811,122 shares as of June 30, 2012 and December 31, 2011 (liquidation preference of $8,999,366)	8,894,114
Convertible preferred stock – Series C, no par value
Authorized – 33,238,198 shares
Issued and outstanding – 32,892,823 shares as of June 30, 2012 and December 31, 2011 (liquidation preference of $9,999,418)	9,993,939
Convertible preferred stock – Series D, no par value
Authorized – 18,671,130 shares
Issued and outstanding – 16,446,460 shares as of June 30, 2012 and December 31, 2011 (liquidation preference of $5,005,804)	5,243,336
Convertible preferred stock – Series E, no par value
Authorized – 60,043,720 shares
Issued and outstanding – 58,231,095 shares as of June 30, 2012 and December 31, 2011 (liquidation preference of $19,326,900)	19,402,830
Accumulated deficit	(54,120,536)
Total stockholders’ deficit	(2,853,981)
$5,671,988

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30

	2012	2011
	(unaudited)	(unaudited)
REVENUES	$4,369,463	$4,125,082
COST OF REVENUES	1,412,688	1,246,028
Gross profit	2,956,775	2,879,054
RESEARCH AND DEVELOPMENT	1,705,858	2,354,590
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,693,454	2,585,574
Loss from operations	(1,442,537)	(2,061,110)
OTHER INCOME (EXPENSE):
Interest income	117	2,346
Interest expense	(181,008)	(178,762)
Financing expense	(29,743)	(9,644)
Other	6,508	(3,624)
	(204,126)	(189,684)
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,646,663)	(2,250,794)
PROVISION FOR INCOME TAXES	1,600	1,600
NET LOSS	$(1,648,263)	$(2,252,394)

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2011 (AUDITED) AND THE SIX MONTHS ENDED JUNE 30, 2012 (UNAUDITED)

	Common Stock		Convertible Series A Preferred Stock		Convertible Series B Preferred Stock		Convertible Series C Preferred Stock		Convertible Series D Preferred Stock		Convertible Series E Preferred Stock		Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE – DECEMBER 31, 2010	17,695,665	1,369,753	27,501,368	6,216,082	31,811,122	8,894,114	32,892,823	9,993,939	16,446,460	5,243,336	58,231,095	19,402,830	(51,781,074)	(661,020)
Compensation expense related to stock options granted to employees	—	144,456	—	—	—	—	—	—	—	—	—	—	—	144,456
Issuance of common stock, net of unamortized early exercises	39,349	2,045	—	—	—	—	—	—	—	—	—	—	—	2,045
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(691,199)	(691,199)
BALANCE – DECEMBER 31, 2011	17,735,014	1,516,254	27,501,368	6,216,082	31,811,122	8,894,114	32,892,823	9,993,939	16,446,460	5,243,336	58,231,095	19,402,830	(52,472,273)	(1,205,718)
Compensation expense related to stock options granted to employees	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock, net of unamortized early exercises	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,648,263)	(1,648,263)
BALANCE – JUNE 30, 2012	17,735,014	$1,516,254	27,501,368	$6,216,082	31,811,122	$8,894,114	32,892,823	$9,993,939	16,446,460	$5,243,336	58,231,095	$19,402,830	$(54,120,536)	$(2,853,981)

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30

	2012	2011
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,648,263)	$(2,252,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,201	64,148
Provision for doubtful accounts	—	72,479
Noncash finance charges	29,743	9,644
Changes in assets and liabilities –
Accounts receivable	2,346,393	(602,363)
Prepaid expenses and other	19,324	34,392
Other assets	33,015	60,377
Accounts payable and accrued liabilities	(540,198)	(595,353)
Deferred revenues	(335,984)	1,868,866
Total adjustments	1,582,494	912,190
Net cash used in operating activities	(65,769)	(1,340,204)
CASH FLOW FROM INVESTING ACTIVITY:
Purchases of property and equipment	(15,851)	(132,463)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	650,000	—
Payments on notes payable	(417,928)	(68,196)
Net cash provided by (used in) financing activities	232,072	(68,196)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	150,452	(1,540,863)
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	—	—
CASH AND CASH EQUIVALENTS – END OF YEAR	$150,452	$(1,540,863)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$1,600	$1,600
Cash paid during the period for interest	$181,008	$178,762

See accompanying notes to consolidated financial statements.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

1. BUSINESS AND ORGANIZATION

General — Sensage, Inc. was incorporated in the State of California in January 2001. Its two wholly-owned subsidiaries are Sensage International, Inc., incorporated in the State of California in January 2007 and Sensage KK, incorporated in Japan in March 2009 and dissolved in May 2012. All references in these consolidated financial statements to the “Company” refer to Sensage, Inc. and its subsidiaries.

The Company develops and markets a suite of software products that enables companies to extract business information from extremely high-volume log data, giving customers complete visibility into business critical information. The Company also offers solutions that allow reduction of security, compliance and operation risks and improve the ability to respond to risks and security threats. The Company markets its software products directly and through resellers primarily in the United States of America, with growing presence in both Europe and Asia. The majority of the Company’s revenues are from customers in the financial services, health services, communication and utilities industries. The Company’s headquarters is in Redwood City, California.

Liquidity — The Company has experienced substantial losses since its inception and, as of June 30, 2012, had an accumulated deficit of $54,120,536. Such losses and accumulated deficit primarily resulted from the costs incurred in the development, and sales and marketing of the Company’s products. From its inception, the Company has financed its operations primarily by issuing preferred stock and obtaining bank and other debt.

As discussed in Note 5, the Company, in September 2011, issued subordinated secured convertible promissory notes amounting to $650,000. In March 2012, the Company issued subordinated secured convertible promissory notes for the remaining $650,000 available under the credit agreement with existing shareholders. These subordinated secured convertible promissory notes will mature in September 2012, unless extended for another year.

The Company intends to incur significant additional expenses to continue to develop and promote new products as well as to support existing product sales. The Company’s plans to address these liquidity needs include increasing revenues, continuing to control costs, and raising additional debt and equity capital. Any new equity or debt may result in dilution to existing shareholders. There can be no assurance, moreover, that such financing will be available in amounts or on terms commercially acceptable to the Company, if at all.

The continued existence of the Company is dependent on its ability to raise additional debt or equity capital, and eventually establish profitable operations. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of Sensage, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Basis of Accounting — The Company uses the accrual basis of accounting for the consolidated financial statements.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash in checking, money market and certificates of deposits, with original maturities of three months or less. The Company has a certificate of deposit amounting to $60,000, as of June 30, 2012 and December 31, 2011, held at a financial institution as collateral for the Company’s credit card agreement.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Accounts Receivable — Accounts receivable include amounts billed, unbilled and currently due from customers, net of allowance for doubtful accounts. The allowance for doubtful accounts is determined based on the collectability of receivables. The Company performs credit evaluations of customers and establishes an allowance for doubtful accounts based on the aging of receivables, payment performance and other information. Accounts receivable are written off against allowance when it is probable that the receivables will not be collected.

Concentration of Credit Risk — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash greater than $250,000 with each financial institution, and accounts receivable. Management performs ongoing evaluation of its cash management policy and believes that potential loss, if any, is not material to the consolidated financial statements. The Company periodically reviews its cash policies, evaluates its customers’ financial condition and maintains adequate reserves for potential credit losses, which are based on management’s expectations and best estimates.

Property and Equipment — Property and equipment are stated at cost and depreciated and amortized as follows:

Type of Property	Estimated Useful Life (in Years)
Computer equipment	3
Software	3
Leasehold improvements	Life of assets or lease term, whichever is shorter
Furniture and fixtures	3

Depreciation and amortization is computed using the straight-line method. The depreciation and amortization expense was $30,201 and $64,148 during the six months ended June 30, 2012 and 2011, respectively.

Software Development Costs — Costs of internally developed software for resale are expensed until the technological feasibility of the software product has been established. In accordance with the pronouncement on Internal-Use Software under Intangibles — Goodwill and Other topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC), software development costs are capitalized and amortized over the product’s estimated useful life. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Revenue Recognition — The Company recognizes revenue in accordance with the Software topic of the FASB ASC. Revenue, from software arrangements, is allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, postcontract customer support (“PCS”), installation or training. The determination of fair value is based on objective evidence that is specific to the vendor (“VSOE”). If VSOE of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as VSOE of fair value exists or until all elements of the arrangement are delivered, except in those circumstances in which the residual method may be used as described below.

The Company’s software products are licensed on a perpetual basis. In addition, the Company provides PCS under a separate maintenance agreement, typically twelve months. PCS includes technical support and unspecified software upgrades and enhancements if and when available. Revenue from perpetual software licenses is recognized under the residual method for arrangements in which the software is sold with PCS and/or professional services, and the Company has established VSOE of fair value for PCS and professional services.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company recognizes software licenses, PCS or professional services revenue only when there is a persuasive evidence of an arrangement, delivery to the customer has occurred, the fee is fixed and determinable and collectability is reasonably assured.

Revenue from PCS is deferred and recognized ratably over the term of each maintenance agreement. Revenue from professional services is recognized as the services are performed.

Payments received in advance of revenue recognition are reflected as deferred revenue until earned.

Cost of Revenues — Cost of professional services and PCS revenues consist primarily of employee-related and subcontractor costs associated with these services.

Research and Development — All research and development costs are expensed as incurred.

Leases — Leases that meet certain criteria as described in the Leases topic of the FASB ASC are accounted for as capital leases. Such lease liabilities and related assets are recorded at amounts equal to the present value of the minimum lease payments at the inception of the lease. Assets under capital leases in 2010 were amortized ratably over the shorter of their related lease terms or their economic lives. Interest expense relating to the lease obligation is recorded to result in a constant rate of interest over the terms of the leases.

Leases where the lessor retains substantially all the risks and benefits of ownership of the assets are classified as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the lease term. Accordingly, the impact of scheduled rent increases is recognized over the lease term. The difference between the amount of rent expense and actual lease payments is reflected as deferred rent included under accounts payable and accrued expenses.

Income Taxes — The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences on income events that have been included in the consolidated financial statements or tax returns during the year.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The provision for deferred income taxes represents the change during the period in the deferred income tax assets and deferred income tax liabilities. The components of the deferred income tax assets and liabilities are individually classified as current and noncurrent based on their characteristics. Valuation allowance is established if it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company also recognizes the impact of an uncertain tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than 50% likelihood of being sustained.

Stock-Based Compensation — The Company accounts for share-based payments in accordance with the Compensation — Stock Compensation topic of the FASB ASC for share-based payments to employees and Equity-Based Payments to Non-Employees topic for equity instruments issued to non-employees. Compensation expense for all share-based payment awards is determined based on the grant-date fair value. Accordingly, the fair value of the estimated number of shares ultimately expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period, which is typically the vesting period of each award.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Estimates Included in the Consolidated Financial Statements — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the valuation of allowances for accounts receivable, deferred income tax, legal liabilities and assets and obligations related to employee benefit plans. Actual results could differ from those estimates.

3. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued additional guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The accounts payable and accrued expenses consist of the following:

	June 30, 2012	December 31, 2011
Accounts payable	$222,636	$131,616
Vacation, bonuses and payroll taxes	582,746	770,352
Accrued commission	132,280	489,335
Other	327,915	414,472
	$1,265,577	$1,805,775

5. NOTES PAYABLE

In September 2011, the Company entered into a note purchase and security agreement with existing shareholders for the issuance of subordinated secured convertible promissory notes (collectively referred to as the “Convertible Notes”) for borrowings up to $1,300,000. On the same date, the first tranche of $650,000 was drawn. In March 2012, the Company issued subordinated secured convertible promissory notes for the remaining $650,000 available under the credit agreement with existing shareholders. The Convertible Notes bear interest at 8.00% per annum and mature on September 15, 2012, unless extended for another year. Borrowings under the Convertible Notes are collateralized by substantially all of the Company’s personal property, including its intellectual property. The Convertible Notes are subordinated to the Long-Term Debt described in Note 6.

The Convertible Notes may be converted into preferred stock, as follows: (a) optional conversion prior to maturity date or an acquisition, in the event that the Company consummated a qualified equity financing, as defined; (b) conversion at maturity date at the option of the supermajority lenders into a to-be-designated senior stock; (c) automatic conversion in the event that an affiliated lender group does not participate in the additional future tranches available under the agreement.

In the event that the Company consummates a qualified equity financing prior to the earlier of the maturity date or an acquisition, the outstanding balance of the Convertible Notes as of the closing date may be converted at the option of the Supermajority Lenders. The conversion to a New Series F Preferred stock will

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

5. NOTES PAYABLE  – (continued)

be determined by dividing the outstanding amount by the price per share equal to 75% of price paid by the lead investor in the qualified equity financing.

At maturity date and at the option of the Supermajority Lenders, the outstanding balance of the Convertible Notes may be converted to a number of shares of a to-be designated series of Preferred Stock that will rank senior to all preferred stock then authorized and outstanding (Senior Stock). The Senior Stock will have the same rights, preferences and privileges as the Company’s Series E Preferred Stock except with respect to its liquidation preference of 2.5 times its original issue price. The Convertible Notes may be converted to a number of shares determined by dividing the outstanding balance by the price per share of the Senior Stock of $0.33 per share.

The Company determined that the conversion feature of the Convertible Notes are not beneficial at the commitment date but will become beneficial upon the consummation of a qualified equity financing. As such, no portion of the proceeds for the issuance of the Convertible Notes is attributed to the conversion feature. The beneficial conversion feature contingent to the consummation of a qualified equity financing shall be recognized in earnings once the event occurs.

6. LONG-TERM DEBT

The long-term debt consists of the following:

	June 30, 2012	December 31, 2011
13% note payable (effective interest of 4%), with monthly interest only payments from September 2010 through May 2011, and monthly thereafter, principal installments of $92,658, through May 31, 2014, secured by intellectual property	$1,877,442	$2,295,370
Less – current maturities	921,454	863,767
	$955,988	$1,431,603

In connection with the note payable, the Company issued a warrant to purchase 1,787,365 shares of common stock at $0.05 per share. This warrant is fully vested and expires in September 2020.

The long-term debt matures as follows:

Years Ending	Amounts
June 30, 2013	$921,454
June 30, 2014	955,988
$1,877,442

7. LEASE COMMITMENTS

In January 2011, the Company entered into a new operating lease for an office space effective March 2011. The new lease will expire in February 2013. The rent expenses, under the operating leases, were $94,573 and $158,976 during the six months ended June 30, 2012 and 2011, respectively.

The expected future minimum payments under the lease, for the period from July 2012 through expiration in February 2013, amount to approximately $125,000.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

8. PREFERRED STOCK

The Company’s Articles of Incorporation was amended and restated in August 2010. The amended articles of incorporation increased the number of authorized shares of capital stock to 235,000,000 shares of common stock and 172,028,740 shares of convertible preferred stock.

The convertible preferred stock designations are as follows:

Preferred stock	Number of shares
Series A	28,264,570
Series B	31,811,122
Series C	33,238,198
Series D	18,671,130
Series E	60,043,720

In September 2010, the Company entered into an agreement to issue 10,544,888 shares of Series E Convertible Preferred Stock to various investors at its original issue price of $0.33 per share (total gross proceeds of $3,500,000).

The holders of Series A, Series B, Series C, Series D and Series E Preferred Stock have rights, preferences, and privileges as follows:

Dividends — Holders of Series A, Series B, Series C, Series D and Series E Preferred Stock are entitled to receive noncumulative dividends at a rate of 8% per annum of the original issue price (as adjusted for all stock splits, stock dividends, combinations, recapitalizations, and the like) when and if declared by the Board of Directors. No dividends have been declared to date.

Liquidation — In the event of liquidation (as defined), distributions to the shareholders of the Company shall be in the following manner:

(i)	Holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C and Series D Preferred Stock, and common stock, an amount per share equal to the original issue price of $0.33 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series E Preferred Stock (the “Series E Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series E Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series E holders in proportion to the amount to which each such holder would otherwise be entitled.
(ii)	Upon completion of the distribution of Series E Liquidation Preference, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C Preferred Stock, and common stock, an amount per share equal to the original issue price of $0.30 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series D Preferred Stock (the “Series D Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series D Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series D holders in proportion to the amount to which each such holder would otherwise be entitled.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

8. PREFERRED STOCK  – (continued)

(iii)	Upon completion of the distribution of Series E and Series D Liquidation Preference, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B Preferred Stock, and common stock, an amount per share equal to the original issue price of $0.30 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series C Preferred Stock (the “Series C Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series C Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series C holders in proportion to the amount to which each such holder would otherwise be entitled.
(iv)	Upon completion of the distribution of Series E, Series D, and Series C Liquidation Preference, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock and common stock, an amount per share equal to the original issue price of $0.28 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series B Preferred Stock (the “Series B Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series B Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series B holders in proportion to the amount to which each such holder would otherwise be entitled.
(v)	Upon completion of the distribution of Series E, Series D, Series C and Series B Liquidation Preference, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price of $0.23 (as adjusted for all stock splits, stock dividends, combinations, recapitalizations and the like) plus an amount equal to all declared, but unpaid dividends of each share of Series A Preferred Stock (the “Series A Liquidation Preference”). If upon the occurrence of such an event, the assets available for distribution are insufficient to permit the payment of the Series A Liquidation Preference, then the entire assets legally available for distribution shall be distributed ratably among the Series A holders in proportion to the amount to which each such holder would otherwise be entitled.

Conversion — Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock at the initial conversion price per share, which equals the original issue price. Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock automatically converts into common stock upon: (1) the closing of a public offering of common stock with gross proceeds of at least $20 million in the aggregate and at least a price per share based on a pre-offering valuation of $80 million, or (2) upon the approval of the holders of at least 67% of the shares of outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock.

Voting — Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and vote together as one class with the common stock.

Redemption — The Series A, Series B, Series C, Series D and Series E Preferred Stock are not redeemable.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

9. COMMON STOCK

Pursuant to the amendment of the articles of incorporation in August 2010, the Company has increased the authorized number of shares of common stock to 235,000,000. At June 30, 2012 and December 31, 2011, the Company has reserved the following number of shares of common stock for issuance in connection with the following:

Number of shares
Conversion of preferred stock:
Series A	27,501,368
Series B	31,811,122
Series C	32,892,823
Series D	16,446,460
Series E	58,231,095
Options issued and outstanding	18,576,355
Options available for future grant under the stock option plan	15,112,027
Warrant to purchase common stock	1,787,365
Conversion of preferred stock to be issued in connection with warrant exercises:
Series C	345,375
Series D	2,195,595
Total	204,899,585

10. WARRANTS

Warrants outstanding at June 30, 2012, consist of the following:

Warrants to Purchase Shares of:	Expiration Date	Exercise Price per Share	Number of Shares to be Purchased
Common Stock	September 2020	0.05	1,787,365
Series C	August 2016	0.30	345,375
Series D	September 2014 through September 2017	0.30	2,195,595

In September 2010, in connection with the credit agreement described in Note 6, the Company issued a warrant to purchase 1,787,365 shares of common stock at $0.05 per share. The warrant is fully vested and expires in September 2020. The estimated fair value of this warrant of $38,250 was recorded as a deferred charge and is being amortized and charged to financing expense on a straight-line basis over the term of the credit agreement.

The estimated fair value of the warrants to purchase common stock issued in September 2010, were calculated using the Black-Scholes pricing model with the following assumptions: 10 years expected life, risk free interest rate of 1.10%, dividend rate of zero and volatility of 56.57%.

Warrants to purchase 763,202 shares of Series A at $0.23 per share and 1,807,513 shares of Series E at $0.33 per share expired in March 2012 and May 2012, respectively. Warrants to purchase 68,607 shares of common stock at $0.06 per share expired in July 2010.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

11. STOCK OPTIONS

In May 2011, the Company’s shareholders approved the 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”) which provides for the grant of the following stock awards: (i) ISOs, (ii) NSOs, (iii) stock purchase rights, and (iv) restricted stock. Under the 2011 Plan, the Company has the ability to grant incentive and nonstatutory stock options. Incentive stock options may be granted only to Company employees. Nonstatutory stock options may be granted to Company employees, directors and consultants. Such options are exercisable at prices, as determined by the Board, generally equal to the estimated fair value of the Company’s common stock at the date of grant, and have a term of ten years. Options generally vest over a four-year period and are exercisable for a maximum period of ten years after the grant date. Option holders are allowed to exercise unvested options to acquire restricted shares. Upon termination of employment, option holders have a period of three months in which to exercise any remaining vested options. The Company has the right to repurchase at the original purchase price any unvested (but issued) common shares upon termination of service. Unexercised options granted to participants who separate from the Company are forfeited and returned to the pool of stock options available for grant. A total of 24,842,849 shares of common stock were reserved for issuance under the 2011 Plan.

Prior to the 2011 Plan, the Company granted options under the 2001 Plan and the 2004 Management Incentive Plan (the “2004 Plan”). Under the 2001 Plan, the Company had the ability to grant incentive and nonstatutory stock options. Stock options were granted to Company employees, directors and consultants. Pursuant to an employment agreement, then CEO was granted stock option to purchase Company’s common stock under the 2004 Plan. The 2001 Plan was terminated in May 2011 upon its expiration. Additionally, the period to exercise options under the 2004 Plan that vested to then CEO expired in July 2011, subsequent to his termination in July 2010.

The activities under the 2001 and 2004 Plans were as follows:

	Available For Grant	Outstanding Options
		Number of Shares	Range of Exercise Price Per Share	Weighted Average Exercise Price
Balance – December 31, 2010	11,971,233	22,375,990	0.05 – 0.11	0.06
Granted	—	—	—	—
Exercised	—	(27,188)	0.05	0.05
Forfeited – 2001 Plan	7,557,076	(7,557,076)	0.05 – 0.11	0.06
Forfeited – 2004 Plan	5,946,193	(5,946,193)	0.05 – 0.11	0.06
Plan termination	(25,474,502)	—	—	—
Balance – December 31, 2011	—	8,845,533	0.05 – 0.11	0.06
Forfeited – 2001 Plan	620,000	(620,000)	0.05 – 0.11	0.06
Transfer to 2011 Plan	(620,000)	—	—	—
Balance – June 30, 2012	—	8,225,533	$0.05 – 0.11	$0.06

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

11. STOCK OPTIONS  – (continued)

The activities under the 2011 Plan are as follows:

	Available For Grant	Outstanding Options
		Number of Shares	Range of Exercise Price Per Share	Weighted Average Exercise Price
Balance – May 18, 2011	—	—	—	—
Reserved under the Plan	24,842,849	—	—	—
Granted	(10,505,822)	10,505,822	$0.05	$0.05
Exercised	—	—	—	—
Forfeited	40,000	(40,000)	0.05	0.05
Balance – December 31, 2011	14,377,027	10,465,822	0.05	0.05
Transfer from 2001 Plan	620,000	—	—	—
Forfeited – 2011 Plan	115,000	(115,000)	0.05	0.05
Balance – June 30, 2012	15,112,027	10,350,822	$0.05	$0.05

The following table summarizes information concerning outstanding and exercisable options under the 2001 and 2011 Plans as of June 30, 2012:

2001 Plan

Exercise Price	Number Outstanding	Weighted Average Years Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Vested and Exercisable	Weighted Average Exercise Price Per Share
0.05	3,061,292	7.01	$0.05	2,216,955	$0.05
0.06	3,454,241	4.13	0.06	3,389,585	0.06
0.11	1,710,000	6.18	0.11	1,410,208	0.11
2011 Plan

Exercise Price	Number Outstanding	Weighted Average Years Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Vested and Exercisable	Weighted Average Exercise Price Per Share
$ 0.05	10,350,822	8.01	$0.05	2,344,608	$0.05

The Company’s stock-based compensation expense was approximately $25,000 and $72,000, for the six months ended June 30, 2012 and 2011, respectively.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of options at the grant date. The Black-Scholes model takes into account inputs such as the exercise price, the value of the underlying common stock at the grant date, expected life, expected volatility, risk-free interest rate and dividend yield. The expected term was estimated by analyzing past exercise patterns for similar options and considering matters that might impact future exercise activity. The expected volatility is based on the implied volatility of publicly traded shares of common stock of the Company’s self-designated peer group. The risk-free interest rate is based on the yield of a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The fair value of the Company’s options at the grant date during the years ended December 31, 2011, was estimated using the following assumptions: 4 year expected life, 0.67% to 2.52% risk free interest rate, dividend rate of zero and volatility of 55% – 70%. There were no options issued during the first six months of 2012.

SENSAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012
(unaudited)

11. STOCK OPTIONS  – (continued)

The total estimated fair value of the stock-based compensation awards granted during the six months ended June 30, 2012 and 2011, was approximately $0 and $54,000, respectively, after accounting for the impact of estimated forfeitures. The Company has established a policy to recognize the stock option expense on a straight-line basis over the requisite service period. The weighted average estimated fair value of options granted for the years ended December 31, 2011 and 2010, was $0.03 and $0.02 per option, respectively.

12. RETIREMENT PLAN

The Company has a 401(k) defined contribution plan (the Plan) covering all eligible employees who choose to participate. The plan allows employees of at least 21 years of age to defer a portion of their compensation up to the maximum allowable dollar limit that is set by law. The Company may make discretionary matching and certain non-elective contributions to the Plan. The Company did not make any discretionary matching and non-elective contributions to the Plan during the six months ended June 30, 2012 and 2011.

13. SUBSEQUENT EVENTS

On September 13, 2012, the Company signed a merger agreement with KEYW Holding Company.

Prospectus

THE KEYW HOLDING CORPORATION

$100,000,000 of Common Stock, Preferred Stock, Warrants, Debt Securities, Units and
Guarantees of Debt Securities

By this prospectus, we may offer and sell from time to time, in one or more offerings, our common stock, preferred stock, warrants, debt securities and units at an aggregate initial offering price not to exceed $100,000,000. Our debt securities may be guaranteed by one or more of the co-registrants, each of which is a wholly-owned or indirect subsidiary of The KEYW Holding Corporation.

In this prospectus, we refer to the common stock, preferred stock, warrants, debt securities, units, or guarantees of debt securities or any combination of the foregoing securities to be sold by us in a primary offering collectively as “shelf securities.” The total dollar amount of all shelf securities that we may issue under this prospectus will not exceed $100,000,000. The securities may be offered separately, together, or in series, and in amounts, at prices and on other terms to be determined at the time of each offering. We will provide the specific terms of the securities to be sold in a prospectus supplement.

We may sell the securities directly to investors, through agents designated from time to time, or to or through underwriters or dealers, among other methods. The prospectus supplement for each offering will describe the specific methods by which we will sell the securities. The prospectus supplement also will set forth the price to the public of such securities and the net proceeds we expect to receive from the sale of the securities.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities to be sold. You should read this prospectus and any prospectus supplements carefully before you invest.

Our common stock is listed for trading on the NASDAQ under the symbol “KEYW.” On July 6, 2012, the last reported sale price of our common stock was $10.89.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 3 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any combination of shelf securities in one or more offerings with a maximum aggregate offering price of up to $100,000,000.

Our debt securities may be guaranteed by one or more of the co-registrants, each of which is a wholly-owned or indirect subsidiary of The KEYW Holding Corporation. Any such guarantees will be full and conditional, joint and several, and will be described in the applicable prospectus supplement for the debt securities to which such guarantees relate.

This prospectus provides you with a general description of the shelf securities we may offer. Each time securities are sold by us, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement relating to the securities offered.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

References in this prospectus to “KEYW,” the “Company” and “we,” “us” and “our” refer to The KEYW Holding Corporation, a Maryland corporation, and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 15, 2012);
•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 (filed on May 1, 2012);
•	Current Reports on Form 8-K/A filed on January 17, 2012, and Current Reports on Form 8-K dated March 22, 2012 (filed on March 22, 2012) and dated June 29, 2012 (filed on July 3, 2012); and
•	Registration Statement on Form 8-A, dated September 28, 2010 (filed on September 28, 2010), registering our common stock under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge, by written or oral request directed to KEYW Corporation, Attention: Investor Relations, 7740 Milestone Parkway, Suite 400, Hanover, Maryland, 21076.

NOTE ON FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, activity levels, performance or achievements to be materially different from any future results, activity levels, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “could”, “expect”, “estimate”, “may”, “potential”, “will”, and “would”, or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. There may be events in the future that we are not able to predict or control accurately, and numerous factors may cause events, our results of operations, financial performance, achievements, or industry performance, to differ materially from those reflected in the forward-looking statements. The factors listed in the section captioned “Risk Factors,” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as any cautionary language in such Annual Report and the other reports we file under the Securities Exchange Act of 1934, as amended, provide examples of such risks, uncertainties, and events.

You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Annual Report. Subsequent events and developments may cause our views to change. While we may elect to update the forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

THE COMPANY

We provide mission-critical cybersecurity, cyber superiority and geospatial intelligence solutions to defense, intelligence and national security agencies. Our solutions, services and products support the collection, processing, analysis, and use of intelligence data and information in the domains of cyberspace and geospace. Our solutions are designed to respond to meet the critical needs for agile intelligence in the cyber age.

Although our heritage is in the signals intelligence (SIGINT) domain, through a combination of organic growth and acquisitions, we have expanded our footprint within the intelligence agency market to become a true “multi-INT” company (signals intelligence, geospatial intelligence, etc.), and we currently have active contracts with 11 of the 16 intelligence agencies. We believe our innovative solutions, understanding of intelligence and national security missions, management’s long-standing and successful customer relationships and significant management and operational capabilities position us to continue our growth.

Our primary areas of expertise include:

•	providing engineering services and solutions that help our customers solve discreet and complex cybersecurity, cyber superiority, cloud computing, geospatial intelligence, and counter terrorism challenges;
•	providing specialized training and test and evaluation services in domains such as cyber network operations;

•	developing, testing, and deploying new sensor technologies and data processing capabilities for a range of sensor types including signals intelligence, high resolution electro-optical, long-wave infrared, multi-band synthetic aperture radar, and others;
•	developing and fielding innovative applications for mobile devices to support law enforcement, military, and intelligence customer needs;
•	developing, integrating, rapidly deploying and sustaining of agile airborne intelligence, surveillance, and reconnaissance collection platforms to austere environments.

The KEYW Holding Corporation, incorporated in Maryland in December 2009, is a holding company and conducts its operations through The KEYW Corporation and its subsidiaries. The KEYW Corporation was incorporated in Maryland in May 2008 and began operations on August 4, 2008. The KEYW Corporation became our wholly-owned subsidiary on December 29, 2009, as part of a corporate reorganization. Since our founding in 2008, we have completed 13 acquisitions. We completed our initial public offering in October 2010.

Our principal executive offices are located at 7740 Milestone Parkway, Suite 400, Hanover, MD 2107, and our telephone number is 443-733-1600. Our common stock is listed on the Nasdaq Global Market under the symbol “KEYW”.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under Item 1A. “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which are incorporated by reference in this prospectus, and which will be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of shelf securities offered hereby for general corporate purposes, which may include working capital, capital expenditures, debt repayment or acquisitions. Our management will retain broad discretion in the allocation of the net proceeds. Pending the application of such proceeds, we expect to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The information set forth in the table should be read in conjunction with the financial information incorporated by reference into this prospectus.

						Predecessor
	Three months ended 3/31/2012	Twelve Months ended 12/31/2011	Twelve Months ended 12/31/2010	Twelve Months ended 12/31/2009	Five months ended 12/31/2008	Nine months ended 9/28/2008	Twelve Months ended 12/31/2007
Interest expense	$412,000.00	$907,000.00	$1,076,000.00	$—	$—	$—	$—
Pre tax Income (loss)	$234,000.00	$753,000.00	$18,720,000.00	$(3,092,000.00)	$(2,045,000.00)	$1,041,000.00	$2,338,000.00
Total earnings	$646,000.00	$1,660,000.00	$19,796,000.00	$(3,092,000.00)	$(2,045,000.00)	$1,041,000.00	$2,338,000.00
Ratio of earnings to fixed charges	1.6	1.8	18.4	N/A	N/A	N/A	N/A

The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expensed and the interest element of rentals.

We had no shares of preferred stock outstanding for any period presented.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we may include in any prospectus supplements (which may differ from the terms summarized below), summarizes the material terms and provisions of our capital stock that we may offer under this prospectus. For the complete terms of our capital stock, please refer to our articles of incorporation and bylaws that are filed as exhibits to the reports incorporated by reference into the registration statement that includes this prospectus. Additionally, the Maryland General Corporation Law, as amended (the “MGCL”) may also affect the terms of our capital stock.

Common Stock

The holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise its vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to any rights as may be granted to the holders of shares of preferred stock, if any, the holders of more than 50% of the outstanding shares of common stock are able to elect all of the directors to be elected by holders of shares of common stock and the holders of the remaining shares of common stock will not be able to elect any director. Subject to any preferences to which holders of shares of preferred stock, if any, may be entitled, the holders of outstanding shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event that we liquidate, dissolve or wind up, the holders of outstanding shares of common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock, if any, may be entitled. The holders of outstanding shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of common stock are, and the shares to be issued in the offering will, upon issuance and sale as contemplated hereby, be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock, in one or more series and containing the rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights, as may from time to time be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as the board of directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designation, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Maryland State Department of Assessments and Taxation. The effect of having preferred stock authorized is that our board of directors alone, within the bounds and subject to the federal securities laws and the Maryland law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change-of-control of the Company.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for a description of the specific terms of that series, including:

•	the title of the series and the number of shares in the series;
•	the price at which the preferred stock will be offered;
•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;
•	the voting rights, if any, of the holders of shares of the preferred stock being offered;
•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;
•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;
•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;
•	any listing of the preferred stock being offered on any securities exchange;
•	whether interests in the shares of the series will be represented by depositary shares;
•	a discussion of any material Federal income tax considerations applicable to the preferred stock being offered;
•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and
•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

The preferred stock of each series will rank senior to the common stock in priority of payment of dividends, and in the distribution of assets in the event of any liquidation, dissolution or winding up of our affairs, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled.

Upon issuance, the shares of preferred stock will be fully paid and non-assessable, which means that their holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

No Preemptive Rights

No holder of any of our stock of any class authorized has any preemptive right to subscribe for any of our securities of any kind or class.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Registrar and Transfer Company.

Warrants

In conjunction with the private placement of our common stock to investors, we have from time to time issued warrants to purchase shares of our common stock to investors participating in these private placements. We have issued these warrants at a per share exercise price equal to the per share purchase price at which such investors purchased shares of our common stock in these private placements. The warrants issued to investors in connection with these private placements expire seven years from the date of their original issuance.

Registration Rights Agreement

Under our May 2009 amended and restated registration rights agreement, certain of our stockholders and directors, including Leonard Moodispaw, The Leonard E. Moodispaw 2009 Grantor Retained Annuity Trust, Caroline Pisano, The Caroline S. Pisano 2009 Irrevocable Trust, John Hannon, The Hannon Family, LLC, and the John G. Hannon Revocable Trust U/A Dated March 9, 2004 have registration rights with respect to certain shares of common stock beneficially held by them.

These registration rights are as follows:

Demand Registration Rights.  Holders of at least 20% of the registrable shares can request that we file up to three registration statements registering all or a portion of their registrable shares. Under specified circumstances, we have the right to defer filing of a requested registration statement for a period of not more than 90 days and may only defer a filing once per calendar year. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. The number of the demand registrations is limited to three if the registrations cover more than 75% of the amount of the shares requested to be registered.

“Piggy-Back” Registration Rights.  Whenever we propose to file a registration statement under the Securities Act of 1933, as amended (known as the Securities Act) for an offering of common stock for our own account or for the account of any holder or holders of common stock other than a registration statement in connection with employee benefit or acquisition-related matters, the holders of registrable shares are entitled to notice of the registration and have the right to include their registrable shares in such registration. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares having registration rights to be included in the registration under certain circumstances.

Form S-3 Registration Rights.  If we are eligible to file a registration statement on Form S-3, the holders of registrable shares have the right to demand that we file a registration statement, including shelf registration statements, for the requesting holders on Form S-3 so long as the aggregate offering price of securities to be sold under the registration statement on Form S-3 is at least $1,000,000. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares having registration rights to be included in the registration under certain circumstances. There is no limit to the number of registrations on Form S-3 that may be requested.

We are required to bear all registration fees and expenses related to the registrations under the registration rights agreement, excluding any transfer taxes relating to the sale of the shares held by the stockholders entitled to registration rights and any underwriting discounts or selling commissions. In addition, we will indemnify the selling stockholders in such transactions.

The registration rights cease to apply to any holder of registrable shares under the registration rights agreement (i) at such time as the holder is eligible to sell, in a single transaction, all of its registrable shares under Rule 144 promulgated under the Securities Act, or (ii) October 6, 2018.

All shareholders who had registration rights with respect to this registration statement have waived in writing such registration rights.

Maryland Anti-Takeover Law and Selected Charter and Bylaw Provisions

The board of directors believes that it is appropriate to include certain provisions as part of our articles of incorporation and our bylaws to be effective upon the completion of this offering to protect the corporation and its stockholders from takeovers which our board of directors might conclude are not in the best interests of KEYW or its stockholders. The following discussion is a general summary of the material provisions of KEYW’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. This is a general description of these provisions and reference should be made in each case to the document in question, each of which is part of this Registration Statement filed with the Securities and Exchange Commission.

Directors.  As permitted by Subtitle 8 of Title 3 of the Maryland General Corporation Law (the “MGCL”), our articles of incorporation and bylaws provide that directors may only be removed for cause and then only upon a two-thirds supermajority vote of the stockholders. The board of directors has the exclusive right to fill any vacancies on the board regardless of the reason for the vacancy. The advance notice provisions in our Bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at the annual meeting of stockholders.

Maryland Business Combination Statute.  Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as (i) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock, or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least (i) 30% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation, and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested stockholder may be able to enter into business combinations with us without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions.  The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Limitation of Liability and Indemnification

Our articles of incorporation contains provisions permitted under Maryland law limiting the liability of directors to the corporation and its stockholders for money damages with the exception of liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. These provisions do not limit or eliminate our rights or any stockholders’ rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a directors’ liability under federal securities laws.

Our bylaws require us to indemnify our directors and executive officers who have been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Such indemnification is required under Maryland law unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under our bylaws, we may also advance reasonable expenses to a director or officer upon the receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (ii) a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

We do not intend to enter into indemnification agreements with each of our current directors and executive officers at this time. We have obtained directors’ and officers’ liability insurance.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common or preferred stock or any of the other securities that may be sold under this prospectus, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional or different terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement that describes the terms of the series of warrants we are offering before the issuance of those warrants. The following summaries of material provisions of the warrants are subject to, and qualified in their entirety by reference to, all of the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements, as well as the complete warrant agreement that contains the terms of the series of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants and the price or prices at which will offer the warrants. The description may include:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and/or terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the designation and/or terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the amount and price of securities that may be purchased upon exercise of a warrant;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	whether the warrants represented by the warrant certificates or, if applicable, the securities that may be issued upon exercise of the warrants, will be issued in registered or bearer form;
•	if applicable, information relating to book-entry procedures;
•	if applicable, a discussion of material U.S. Federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the amount of the underlying securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities. Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our subsidiaries which may guarantee the debt securities, including the identity of the subsidiaries that will be the initial guarantors of the series and the terms of subordination, if any, of any such guarantee. The applicable prospectus supplement will also describe provisions for the release of guarantor subsidiaries from their guarantees.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee to be named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee to be named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements, as well as the complete indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the terms (if any) under which the securities will be guaranteed by our subsidiaries;
•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether the interest is payable in property other than cash, including in securities of ours, or by increasing the principal amount of the debt securities;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	whether the indenture will restrict our ability to:
º	incur additional indebtedness;
º	issue additional securities;
º	create liens;
º	pay dividends and make distributions in respect of our capital stock;
º	redeem capital stock;
º	make investments or other restricted payments;
º	sell or otherwise dispose of assets;
º	enter into sale-leaseback transactions;
º	engage in transactions with shareholders and affiliates; or
º	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material U.S. Federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Subsidiary Guarantors

One or more of our subsidiaries may fully and unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in the applicable prospectus supplement. These subsidiaries are sometimes referred to in this prospectus as possible subsidiary guarantors. The term “subsidiary guarantors” with respect to a series of debt securities refers to our subsidiaries that guaranty such series of debt securities. The applicable prospectus supplement will name the subsidiary guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the subsidiary guarantors.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•	the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and
•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;
•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;
•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies or other property for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations (or, if the debt securities are payable otherwise than in cash, we must have made other arrangements satisfactory to the debenture trustee for payment in property other than cash), sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders (or, if the debt securities are payable otherwise than in cash, in accordance with provisions set forth in the prospectus supplement). Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money or other property we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures, the debt securities and any guarantees of the debt securities will be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF UNITS

We may offer units comprised of any of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under units agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to units being offered.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement, if any, that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement, if any, and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as the complete unit agreement, if any, and any supplemental agreements that contain the terms of the units.

The prospectus supplement relating to a particular issue of units will describe the terms of those units and the price or prices at which we will offer the units. The description may include:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units;
•	a discussion of material Federal income tax considerations, if applicable; and
•	whether the units will be issued in fully registered or global form.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;
•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;
•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and
•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell or issue the shelf securities from time to time in any one or more of the following ways:

•	through underwriters or dealers;
•	directly to purchasers;
•	through agents; or
•	through a combination of these methods.

Registration of the shelf securities covered by this prospectus does not mean, however, that the securities will necessarily be offered or sold.

Shelf securities may be distributed from time to time in one or more transactions at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to such prevailing market prices; or at negotiated prices.

For each offering of securities hereunder, we will describe the method of distribution of such securities, among other things, in the applicable prospectus supplement. The prospectus supplement will set forth the terms of the offering of the securities, including, as applicable:

•	the name or names of any agents or underwriters;

•	the amount of securities underwritten or purchased by any underwriter;
•	the initial public offering price;
•	the amounts of any commissions discounts paid or allowed to any agents or underwriters;
•	the proceeds we will receive;
•	any other items constituting underwriters’ compensation;
•	any discounts, commissions or concessions allowed or paid to dealers;
•	the material terms of any agreement with any underwriters or agents; and
•	any securities exchanges on which the securities may be listed.

Shelf securities may be offered through underwriters. Any underwriter will be named, and any discounts allowed or other compensation payable to any underwriter will be set forth, in the applicable prospectus supplement. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased. We may grant the underwriters an over-allotment option under which underwriters may purchase additional securities from us. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

Shelf securities may be offered to purchasers directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions or other compensation payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Shelf securities may be offered to purchasers through dealers as principals. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Shelf securities may be offered into an existing trading market for such securities at other than a fixed price. Underwriters, dealers, and agents who participate in any such at-the-market offerings will be named in the applicable prospectus, along with the terms and conditions of any agency, marketing or similar agreement and the commissions payable or other compensation upon sales of the securities.

We may make direct sales of shelf securities through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. Any underwriters, dealers or agents involved in the offer or sale of the securities will be named, and any commissions or other compensation payable by us to such underwriter, dealer or agent will be set forth, in the applicable prospectus supplement.

We may offer shelf securities directly to service providers or suppliers in payment of outstanding invoices.

Underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”).

Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of their liabilities.

We may authorize underwriters, dealers or agents to solicit offers by institutional investors, such as commercial banks and investment companies, to purchase the shelf securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The terms and conditions of these contracts and the commissions payable for solicitation of the contracts will be set forth in the prospectus supplement.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Any underwriters who are qualified market makers may engage in passive market making transactions in the securities in accordance with Rule 103 of Regulation M.

Agents and underwriters may be our customers, engage in transactions with us, or perform services for us in the ordinary course of business.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, shelf securities offered by us under this prospectus will be a new issue and, other than the common stock, which is quoted on the NASDAQ national market, will have no established trading market. We may elect to list any other class or series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

All costs, expenses and fees associated with the registration and distribution of shelf securities, including underwriting discounts and commissions, placement agent fees and similar compensation will be borne by us.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by our counsel, Holland & Knight, LLP, McLean, Virginia. Counsel for any underwriter or agent will be noted in the applicable prospectus.

EXPERTS

The consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm upon the authority of said firm as experts in accounting and auditing in giving said reports.

6,500,000 Shares of Common Stock

THE KEYW HOLDING CORPORATION

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

RBC Capital Markets

Co-Managers

Dominick & Dominick LLC
FBR
Noble Financial Capital Markets

September   , 2012